Exhibit 99.2

Liggett Group LLC and
Subsidiaries
Consolidated Financial Statements
as of December 31, 2012 and 2011,
and for each of the three years
ended December 31, 2012, 2011 and 2010

Liggett Group LLC and Subsidiaries
Index
December 31, 2012 and 2011

Report of Independent Registered Public Accounting Firm

To the Managers and the
Member of Liggett Group LLC:

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Liggett Group LLC and its subsidiaries (the “Company”), a wholly-owned subsidiary of Vector Group, Ltd., at December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Raleigh, North Carolina
February 28, 2013

Liggett Group LLC and Subsidiaries
Consolidated Balance Sheets
December 31, 2012 and 2011
(in thousands of dollars)

	2012	2011
Assets
Current assets
Cash and cash equivalents	$8	$10
Accounts receivable
Trade, less allowances of $566 and $865, respectively	10,918	24,328
Related parties	3,067	7,316
Other	952	741
Inventories, net	95,320	105,322
Restricted assets	2,225	1,233
Deferred income taxes	2,969	5,485
Other current assets	2,354	1,130
Total current assets	117,813	145,565
Property, plant and equipment, net	53,961	54,000
Prepaid pension costs	12,870	10,047
Restricted assets	7,727	7,327
Deferred income taxes	2,355	1,054
Other assets	14,357	13,730
Total assets	$209,083	$231,723
The accompanying notes are an integral part of these consolidated financial statements.

Liggett Group LLC and Subsidiaries
Consolidated Balance Sheets (continued)
December 31, 2011 and 2010
(in thousands of dollars)

	2012	2011
Liabilities and Member’s Investment
Current liabilities
Current portion of notes payable and long-term debt	$7,155	$13,031
Revolving credit facility	29,430	21,472
Current payments due under the Master Settlement Agreement	31,677	50,123
Current portion of pension and post-retirement liabilities	2,824	1,000
Accounts payable — trade	5,042	8,293
Accrued promotional expenses	17,378	16,604
Income taxes payable	2,916	—
Other accrued taxes, principally excise taxes	20,311	17,948
Allowance for sales returns	4,000	4,000
Litigation accruals	1,470	1,549
Deferred income taxes	—	2,095
Other current liabilities	1,422	1,307
Total current liabilities	123,625	137,422
Notes payable and long-term debt, less current portion	14,834	13,913
Non-current employee benefits	20,261	22,959
Deferred income taxes	3,950	2,315
Payments due under the Master Settlement Agreement	46,837	43,962
Litigation accruals	1,861	1,600
Other long-term liabilities	—	24
Total liabilities	211,368	222,195
Commitments and contingencies
Member’s investment
Contributed capital	10,346	10,346
Accumulated other comprehensive loss	(22,497)	(23,587)
Retained earnings	9,866	22,769
Total member’s investment	(2,285)	9,528
Total liabilities and member's investment	$209,083	$231,723

The accompanying notes are an integral part of these consolidated financial statements.

Liggett Group LLC and Subsidiaries
Consolidated Statements of Operations
Years Ended December 31, 2012, 2011 and 2010
(in thousands of dollars)

	2012	2011	2010
Revenues *	$1,050,226	$1,095,116	$1,024,155
Expenses
Cost of goods sold *	817,633	882,987	833,595
Operating, selling, administrative and general expenses	72,088	64,394	59,798
Management fees paid to Vector Group Ltd.	8,663	8,336	8,020
Net loss (gain) on sale of assets	18	(40)	80
Litigation judgment and settlement charges	1,424	—	16,161
Operating income	150,400	139,439	106,501
Other income (expense)
Interest income	21	50	36
Interest expense	(4,421)	(2,395)	(1,040)
Income before provision for income taxes	146,000	137,094	105,497
Income tax expense	(55,903)	(49,925)	(41,103)
Net income	$90,097	$87,169	$64,394

*	Revenues and cost of goods sold include federal excise taxes of $466,538, $506,514 and $484,115 for the years ended December 31, 2012, 2011 and 2010, respectively.

The accompanying notes are an integral part of these consolidated financial statements.

Liggett Group LLC and Subsidiaries
Consolidated Statements of Comprehensive Income
Years Ended December 31, 2012, 2011 and 2010
(in thousands of dollars)

	2012	2011	2010
Net income	$90,097	$87,169	$64,394

Net change in forward contracts	64	62	75
Net change in pension-related amounts	1,672	(11,921)	8,810
Other comprehensive income	1,736	(11,859)	8,885

Income tax effect on forward contracts	(24)	(24)	(26)
Income tax effect on pension-related amounts	(622)	4,706	(3,520)
Income tax (expense) benefit on other comprehensive income	(646)	4,682	(3,546)

Other comprehensive income (loss), net of tax	1,090	(7,177)	5,339

Comprehensive income	$91,187	$79,992	$69,733

The accompanying notes are an integral part of these consolidated financial statements.

Liggett Group LLC and Subsidiaries
Consolidated Statement of Member’s Investment
Years Ended December 31, 2012, 2011 and 2010
(in thousands of dollars)

	Contributed Capital	Accumulated Other Comprehensive Loss	Retained Earnings	Total
Balance, January 1, 2010	$67,088	$(21,749)	$30,814	$76,153
Net income	—	—	64,394	64,394
Change in pension related amounts, net of taxes	—	5,290	—	5,290
Change in fair value of forward contracts, net of taxes	—	49	—	49
Distributions	(56,742)	—	(95,208)	(151,950)
Balance, December 31, 2010	10,346	(16,410)	—	(6,064)
Net income	—	—	87,169	87,169
Change in pension related amounts, net of taxes	—	(7,215)	—	(7,215)
Change in fair value of forward contracts, net of taxes	—	38	—	38
Distributions	—	—	(64,400)	(64,400)
Balance, December 31, 2011	10,346	(23,587)	22,769	9,528
Net income	—	—	90,097	90,097
Change in pension related amounts, net of taxes	—	1,050	—	1,050
Change in fair value of forward contracts, net of taxes	—	40	—	40
Distributions	—	—	(103,000)	(103,000)
Balance, December 31, 2012	$10,346	$(22,497)	$9,866	$(2,285)
The Member's investment is pledged as collateral for Liggett Group LLC’s guarantee of Parent’s debt. See Note 1.
The accompanying notes are an integral part of these consolidated financial statements.

Liggett Group LLC and Subsidiaries
Consolidated Statements of Cash Flows
Years Ended December 31, 2012, 2011 and 2010
(in thousands of dollars)

	2012	2011	2010
Cash flows from operating activities
Net income	$90,097	$87,169	$64,394
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,095	8,576	7,475
Deferred income taxes	109	(1,830)	(916)
Loss (gain) on sale of assets	21	(43)	76
Changes in assets and liabilities:
Trade accounts receivable, net of allowances	13,410	(22,645)	5,797
Related party receivable	4,249	6,987	24,003
Other receivables	(211)	(298)	537
Inventories	10,002	(3,607)	(9,012)
Income taxes payable	2,916	(19,675)	19,420
Other assets	(1,367)	75	(360)
Accounts payable, trade	(5,164)	3,074	3,401
Accrued expenses	3,173	(660)	1,172
Payments due under the Master Settlement Agreement	(15,571)	26,671	32,010
Employee benefits	(2,025)	3,338	(3,191)
Other long-term liabilities	237	1,557	(33)
Change in book overdraft	1,913	(1,156)	512
Net cash provided by operating activities	110,884	87,533	145,285
Cash flows from investing activities
Proceeds from sale of property, plant and equipment	—	195	187
Decrease in restricted assets	(1,392)	(608)	(2,802)
Increase in cash surrender value of life insurance policies	(264)	(264)	(261)
Capital expenditures	(8,918)	(9,905)	(22,436)
Net cash used in investing activities	(10,574)	(10,582)	(25,312)
The accompanying notes are an integral part of these consolidated financial statements.

Liggett Group LLC and Subsidiaries
Consolidated Statements of Cash Flows (continued)
Years Ended December 31, 2012, 2011 and 2010
(in thousands of dollars)

	2012	2011	2010
Cash flows from financing activities
Repayments of debt	(18,970)	(4,672)	(8,629)
Proceeds from issuance of debt	14,015	6,364	22,274
Deferred finance charges	(315)	—	—
Borrowings under revolving credit facility	1,074,050	1,064,270	1,034,894
Repayments under revolving credit facility	(1,066,092)	(1,078,508)	(1,016,566)
Distributions to Parent	(103,000)	(64,400)	(151,950)
Net cash used in financing activities	(100,312)	(76,946)	(119,977)
Net (decrease) increase in cash and cash equivalents	(2)	5	(4)
Cash and cash equivalents
Beginning of year	10	5	9
End of year	$8	$10	$5
Supplemental disclosures of cash flow information
Cash payments during the period for
Interest	$1,527	$1,168	$737
Income taxes	$175	$2	$1
Tax sharing payments to Parent	$47,800	$71,650	$—

Supplemental schedule of non-cash investing and financing activities

•
Liggett Group LLC recorded comprehensive income of $1,050 (net of taxes), and comprehensive loss of $7,215 (net of taxes) and comprehensive income of $5,290 (net of taxes) during 2012, 2011 and 2010, respectively, in relation to certain of its pension plans (Note 5). In 2012, 2011 and 2010, Liggett recorded $40 (net of taxes), $38 (net of taxes) and $49 (net of taxes), respectively, in comprehensive income in relation to the change in fair value of forward contracts.

The accompanying notes are an integral part of these consolidated financial statements.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2012, 2011 and 2010
(in thousands of dollars)

1.	Basis of Presentation

Liggett Group LLC (“Liggett” or the “Company”) is a wholly-owned subsidiary of VGR Holding LLC (“VGR”), all of whose membership interests are owned by Vector Group Ltd. (“Vector” or “Parent”). Liggett is principally engaged in the manufacture and sale of discount cigarettes in the United States. Certain management and administrative functions are performed by affiliates (Note 10).

Liggett Vector Brands LLC ("Liggett Vector Brands"), a company related through common ownership, coordinates and executes the sales, marketing, administration and manufacturing efforts along with certain support functions for all of Vector’s tobacco operations. In conjunction with the duties performed at Liggett Vector Brands, a portion of its sales, marketing, manufacturing, distribution, and administrative expenses have been allocated to Liggett.

Management believes the assumptions underlying the consolidated financial statements are reasonable. However, the consolidated financial statements included herein may not necessarily reflect the Company’s results of operations, financial position, member's investment and cash flows in the future or what its results of operations, financial position, member's investment and cash flows would have been had the Company been a standalone company during the periods presented.

Vector and VGR are holding companies and, as a result, do not have any operating activities that generate revenues or cash flows. Accordingly, Vector relies on distributions from VGR and its other subsidiaries and investments, and VGR relies on distributions from its other subsidiaries, including Liggett, in order to fund its operations and meet its obligations. Vector has certain debt outstanding which requires interest and principal payments over the terms of such debt. Interest and principal to service the debt is expected to be funded by Vector’s cash and cash equivalents, investments, the operations of Vector’s subsidiaries, including Liggett, and proceeds, if any, from Vector’s future financings. During 2012, 2011 and 2010, Liggett made distributions of $103,000, $64,400, and $151,950, respectively, to VGR.

11% Senior Secured Notes due 2015

Vector has $415,000 of principal outstanding of its 11% Senior Secured Notes due 2015 (the “Senior Secured Notes”). The 11% Senior Secured Notes were sold in August 2007 ($165,000), September 2009 ($85,000), April 2010 ($75,000) and December 2010 ($90,000) in private offerings to qualified institutional investors in accordance with Rule 144A of the Securities Act of 1933.

The 11% Senior Secured Notes are guaranteed, subject to certain customary automatic release provisions on a joint and several basis by all of the 100% owned domestic subsidiaries of Vector that are engaged in the conduct of Vector’s cigarette businesses, including Liggett. Liggett's balance sheets, statements of operations, and statements of member's investment as of December 31, 2012 and 2011, and for each of the three years in the period ended December 31, 2012, do not reflect any amounts related to these notes as the debt is not acquisition related.

Vector announced on January 29, 2013, with respect to any and all of its outstanding 11% Senior Secured Notes due 2015. Vector retired $336,315 of the 11% Senior Secured Notes at a premium of 104.292%, plus accrued and unpaid interest on February 12, 2013. The remaining $78,685 of the 11% Senior Secured Notes have been called and will be retired on March 12, 2013 at a redemption price of 103.667% plus accrued and unpaid interest.

Liggett's cash flows from operations may be utilized to fund the interest and debt obligation of the 11% Senior Secured Notes via distributions by Liggett to VGR to Vector.

7.75% Senior Secured Notes due 2021

In February 2013, Vector sold $450,000 of its 7.75% Senior Secured Notes due 2021 in a private offering to qualified institutional investors in accordance with Rule 144A of the Securities Act of 1933. The aggregate net proceeds from the sale of the 7.75% Senior Secured Notes were approximately $438,250 after deducting underwriting discounts,

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2012, 2011 and 2010
(in thousands of dollars)

commissions, fees and offering expenses. Vector intends to use the net proceeds of the issuance for a cash tender offer announced on January 29, 2013, with respect to any and all of its outstanding 11% Senior Secured Notes due 2015.

The 7.75% Senior Secured Notes are guaranteed, subject to certain customary automatic release provisions on a joint and several basis by all of the 100% owned domestic subsidiaries of Vector that are engaged in the conduct of Vector’s cigarette businesses, including Liggett. Liggett's balance sheets, statements of operations, and statements of member's investment as of December 31, 2012 and 2011, and for each of the three years in the period ended December 31, 2012, do not reflect any amounts related to these notes as the debt is not acquisition related.

Liggett's cash flows from operations may be utilized to fund the interest and debt obligation of the 7.75% Senior Secured Notes via distributions by Liggett to VGR to Vector.

Additional Parent Company Notes

As of December 31, 2012, Vector has debt with a net amount of approximately $157,429 (face amount $430,752) in addition to the new Senior Secured Notes. This $157,429 is not reflected in Liggett’s consolidated financial statements as these obligations are not collateralized by Liggett's assets nor has Liggett guaranteed these obligations. It is anticipated that the majority of the payments on this $157,429 will be funded by Liggett’s operations. The holders of debt with a face amount of $43,222 have the option to put all of their remaining senior convertible notes on June 15, 2016.

In addition to the new Senior Secured Notes, the Company may have to fund certain deferred income tax liabilities of Vector (Note 6).

General Corporate Expenses

General corporate expense allocations represent costs related to corporate functions such as executive oversight, risk management, information technology, accounting, legal, investor relations, human resources, tax, other services and employee benefits and incentives Vector provides to the Company. The allocations are based on a reasonable estimation of Vector’s overhead expenses based on the relative specific identification and the relative percentage of the Company’s revenues and headcount to Vector’s total cost. All of these allocations are reflected in management fees paid to Vector in the Company’s consolidated statements of operations of $8,663, $8,336 and $8,020 in 2012, 2011 and 2010, respectively.

The Company and Vector considered these general corporate expense allocations to be a reasonable reflection of the utilization of services provided. The allocations may not, however, reflect the expense the Company would have incurred as a standalone company. Actual costs which may have been incurred if the Company had been a standalone company in 2012, 2011 and 2010 would depend on a number of factors, including how the Company chose to organize itself, what if any functions were outsourced or performed by Company employees and strategic decisions made in areas such as information technology systems and infrastructure. However, the Company currently does not believe the difference between the cost allocations from Vector and the costs the Company would have incurred on a standalone basis would have a material impact on the Company’s statements of operations, balance sheets or statements of cash flows for 2012, 2011 and 2010.

2.	Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of Liggett and its wholly-owned subsidiaries, Eve Holdings Inc., 100 Maple LLC ("Maple") and Liggett & Myers Holdings Inc. All significant intercompany balances and transactions have been eliminated.

Estimates and Assumptions

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Significant estimates subject to material changes

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2012, 2011 and 2010
(in thousands of dollars)

in the near term include impairment charges, inventory valuation, deferred tax assets, allowance for doubtful accounts, promotional accruals, sales returns and allowances, actuarial assumptions of pension and postretirement plans, settlement accruals including Master Settlement Agreement (“MSA”) liabilities, and litigation and defense costs. Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of the statements of cash flows, cash includes cash on hand, cash on deposit in banks and cash equivalents, comprised of short-term investments which have an original maturity of 90 days or less. Interest on short-term investments is recognized when earned. The carrying value of cash and cash equivalents, restricted assets and short-term loans approximate their fair value. The Company places its cash and cash equivalents with large commercial banks. The Federal Deposit Insurance Corporation (“FDIC”) and Securities Investor Protection Corporation (“SIPC”) continue to insure these balances through 2013, up to $250 and $500, respectively. The carrying amount of bank deposits, including amounts classified as cash and cash equivalents, were approximately $8 and $10 at December 31, 2012 and 2011, respectively. All bank deposits at December 31, 2012 and December 31, 2011 are insured by the FDIC.

Accounts Receivable

Accounts receivable are recorded at their net realizable value. The allowance for doubtful accounts and terms discounts was $566 and $865 at December 31, 2012 and 2011, respectively. In 2012, accounts receivable decreased by $13,400 due to timing of shipments in 2012 versus 2011.

Inventories

Inventories are stated at the lower of cost or market with cost determined using the last-in, first-out ("LIFO") method. Although portions of leaf tobacco inventories may not be used or sold within one year because of the time required for again, they are included in current assets, which is common practice in the cigarette industry. It is not practicable to determine the amount that will not be used or sold within one year.

The Company estimates an inventory reserve for excess quantities and obsolete items based on specific identification and historical write-offs, taking into account future demand and market conditions.

Restricted Assets

Restricted assets of $2,225 and $1,233 at December 31, 2012 and 2011, respectively, were classified as current assets. This balance consisted of legal bonds posted in connection with ongoing litigation. Long-term restricted assets of $7,727 at December 31, 2012 consisted of $3,630 in deposits associated with financed equipment and $4,097 of legal bonds posted in connection with ongoing litigation. Long-term restricted assets of $7,327 at December 31, 2011 consisted of $4,216 in deposits associated with financed equipment and $3,111 of legal bonds posted in connection with ongoing litigation.

Property, Plant and Equipment

Property, plant and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the respective assets which are 20 years for buildings and generally four to ten years for machinery and equipment.

Expenditures for repairs and maintenance are charged to expense as incurred. The costs of major renewals and betterments are capitalized. The cost and related accumulated depreciation of property, plant and equipment are removed from the accounts upon retirement or other disposition and any resulting gain or loss is reflected in operations.

The Company reviews long-lived assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of an asset may not be recoverable. Accordingly, when indicators of impairment are present, the Company evaluates the carrying value of property, plant and equipment against their related future undiscounted cash flows. If the carrying value is greater than such cash flows, then impairment is deemed to exist. The amount of any

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2012, 2011 and 2010
(in thousands of dollars)

impairment is determined by comparing the long-lived asset’s carrying value against its fair value, which is determined using discounted future cash flows.

Other Assets

Included in other current assets are point-of-sale materials of $1,298 and $408 as of December 31, 2012 and 2011, respectively. The remaining balances in other current assets of $1,056 and $722 at December 31, 2012 and 2011, respectively, relate to prepaid expenses and deposits.

Other non-current assets include spare parts for property, plant and equipment of $5,269 and $5,207, net of reserves of $1,473 and $1,295, as of December 31, 2012 and 2011, respectively.

Deferred financing charges of $227 and $8 as of December 31, 2012 and 2011, respectively, relate to the Company’s debt agreement with Wells Fargo and have been recorded as other assets. The Company recognized amortization expense of $95 in of 2012, and $48 in each of 2011 and 2010, related to deferred finance charges

The remaining balances of $8,861 and $8,515 at December 31, 2012 and 2011, respectively, contain other receivables, and prepaids, of which $6,513 at December 31, 2012 and 2011, relate to the prepaid MSA costs.

Revenue Recognition

Revenues are recognized upon the shipment of finished goods when title and risk of loss have passed to the customer, there is persuasive evidence of an arrangement, the sale price is determinable and collectibility is reasonably assured. The Company provides an allowance for expected sales returns, net of any related inventory cost recoveries (e.g. federal excise taxes). Certain sales incentives, including buydowns, are classified as reductions of revenues. The Company includes federal excise taxes in revenues and cost of goods sold.

In 2011, the Company revised its previously reported revenue and costs of goods sold for 2010 due to an error in the recognition of related party revenue and associated costs of goods sold under the manufacturing agreement with Vector Tobacco. Amounts related to the prior period are not considered material to the financial statements taken as a whole, but were revised for purposes of comparability. Such amounts for the year ended December 31, 2010, resulted in an understatement of revenue and cost of cost of goods sold of $66.9 million with no impact on net income, cash flows or member's investment. (See Note 10).

Since the Company’s line of business is tobacco, the Company’s financial position and its results of operations and cash flows have been and could continue to be materially adversely affected by significant unit sales volume declines, litigation and defense costs, increased tobacco costs or reductions in the selling price of cigarettes in the near term.

Shipping and Handling Fees and Costs

Shipping and handling fees related to sales transactions are not billed to customers nor recorded as revenues. Shipping and handling costs of $5,028, $5,207 and $4,784 for 2012, 2011 and 2010, respectively, are recorded in operating, selling, administrative and general expenses.

Advertising Costs

Advertising and related agency costs are expensed as incurred and were $4,219, $3,135 and $2,966 for the years ended December 31, 2012, 2011 and 2010, respectively. These costs are recorded as operating, selling, administrative and general expenses.

Stock-Based Compensation

The Company, through an affiliate, accounts for stock compensation plans by measuring compensation cost for stock-based payments at fair value. (Note 12).

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2012, 2011 and 2010
(in thousands of dollars)

Employee Benefits

The cost of providing retiree pension benefits, health care and life insurance benefits is actuarially determined and accrued over the service period of the active employee group. The funded status of each defined benefit pension plan, retiree health care and other postretirement benefit plans and postemployment benefit plans is recognized on the balance sheet. The measurement date for determining the funded status of the plans is December 31. See Note 5.

Income Taxes

The Company follows authoritative guidance for accounting for uncertainty in income taxes which requires an entity to recognize the financial statement impact of a tax position when it is more likely than not that the position will be sustained upon examination. If the tax position meets the more-likely-than-not recognition threshold, the tax effect is recognized at the largest amount of the benefit that is greater than 50% likely of being realized upon ultimate settlement. The guidance requires that a liability created for unrecognized deferred tax benefits shall be presented as a liability and not combined with deferred tax liabilities or assets.

The Company accounts for income taxes under the liability method and records deferred taxes for the impact of temporary differences between the amounts of assets and liabilities recognized for financial reporting purposes and the amounts recognized for tax purposes as well as tax credit carryforwards and loss carryforwards. These deferred taxes are measured by applying currently enacted tax rates. A valuation allowance reduces deferred tax assets when it is deemed more likely than not that some portion or all of the deferred tax assets will not be realized. A current tax provision is recorded for income taxes currently payable.

Liggett’s federal income tax provision and related deferred income tax amounts are determined as if the Company filed tax returns on a standalone basis. The Company and its subsidiaries are included in the consolidated federal tax return with Vector and its other U.S. subsidiaries. (Note 6).

Contingencies

The Company records product liability legal expenses and other litigation costs as operating, selling, administrative and general expenses as those costs are incurred. As discussed in Note 9, legal proceedings covering a wide range of matters are pending or threatened in various jurisdictions against Liggett.

The Company records provisions in its consolidated financial statements for pending litigation when it is determined that an unfavorable outcome is probable and the amount of loss can be reasonably estimated. At the present time, while it is reasonably possible that an unfavorable outcome in a case may occur, except as disclosed in Note 9, (i) management has concluded that it is not probable that a loss has been incurred in any of the pending tobacco-related cases; or (ii) management is unable to estimate the possible loss or range of loss that could result from an unfavorable outcome of any of the pending tobacco-related cases; and (iii) therefore, management has not provided any amounts in the consolidated financial statements for unfavorable outcomes, if any. Legal defense costs are expensed as incurred.

Adverse verdicts have been entered against Liggett in eight state court Engle progeny cases (exclusive of the Lukacs case, discussed in Note 9) and two of these verdicts have been affirmed on appeal. At December 31, 2012, Liggett and the Company are defendants in 3,074 state court Engle progeny cases. Through December 31, 2012, other than the Lukacs case, the verdicts against Liggett have ranged from $1 to $3,008. In certain cases, the judgments entered have been joint and several with the other defendants. In two of these cases, punitive damages were also awarded for $1,000 and $7,600. Our potential range of loss in the six Engle progeny cases currently on appeal is between $0 and $16,166 in the aggregate, plus accrued interest and attorneys' fees. In determining the range of loss, we consider potential settlements as well as future appellate relief. Except as discussed in Note 9, management is unable to estimate the possible loss or range of loss from remaining Engle progeny cases as there are currently multiple defendants in each case and discovery has not occurred or is limited. As a result, the Company lacks information about whether plaintiffs are, in fact Engle, class members (non-class members' claims are generally time-barred), the relevant smoking history, the nature of the alleged injury and the availability of various defenses, among other things. Further, plaintiffs typically do not specify their demand for damages. Litigation is subject to many uncertainties, and it is possible that the Company's consolidated

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2012, 2011 and 2010
(in thousands of dollars)

financial position, results of operations or cash flows could be materially adversely affected by an unfavorable outcome in any such tobacco-related litigation.

Distributions and Dividends on Common Stock

The Company records distributions on its member's investment as dividends in its consolidated statement of member’s investment to the extent of retained earnings. Any amounts exceeding retained earnings are recorded as a reduction to contributed capital.

Comprehensive Income
The Company early adopted authoritative guidance on Comprehensive Income. This guidance requires entities to present components of net income and other comprehensive income in either a single continuous statement of comprehensive income or in two separate but consecutive statements. The Company elected to present items of net income and other comprehensive income in two separate, but consecutive, statements. The items are presented before related tax effects with detailed amounts shown for the income tax expense or benefit related to each component of other comprehensive income.

Other comprehensive income is a component of member’s investment and relates to pension related adjustments and the change in the estimated fair value of forward contracts. The Company’s comprehensive income was $91,187, $79,992, and $69,733 for the years ended December 31, 2012, 2011 and 2010, respectively.

The components of accumulated other comprehensive loss, net of taxes, were as follows at December 31:

	2012	2011
Forward contract adjustment, net of taxes of $90 and $114, respectively	$(126)	$(166)
Pension-related amounts, net of taxes of $13,602 and $14,224, respectively	(22,371)	(23,421)
Accumulated other comprehensive loss	$(22,497)	$(23,587)

This forward contract relates to a prior contract no longer open at December 31, 2012 and 2011. It is being amortized over the life of the machinery and equipment originally associated with the contract.

Fair Value of Financial Instruments

The carrying amount of borrowings outstanding under the variable rate revolving credit facility and other long-term debt is a reasonable estimate of fair value, based upon estimated current borrowing rates for loans with similar terms and maturities. The estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair values.

The carrying value of cash and cash equivalents, restricted assets and short-term loans approximate their fair value.
The carrying amounts of short-term debt reported in the consolidated balance sheets approximate fair value. The fair value of long-term debt for the years ended December 31, 2012 and 2011 was estimated based on current market quotations.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2012, 2011 and 2010
(in thousands of dollars)

	December 31, 2012		December 31, 2011
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets
Cash and cash equivalents	$8	$8	$10	$10
Restricted assets	9,952	9,952	8,560	8,560
Financial liabilities
Long-term debt	$51,419	$51,522	$48,416	$48,416

New Accounting Pronouncements

In May 2011, the Financial Accounting Standards Board ("FASB") issued amendments to disclosure requirements for common fair value measurement. These amendments, effective for the interim and annual periods beginning on or after December 15, 2011 (early adoption is prohibited), result in a common definition of fair value and common requirements for measurement of and disclosure requirements between U.S. GAAP and IFRS. Consequently, the amendments change some fair value measurement principles and disclosure requirements. This accounting guidance only impacted presentation and disclosures and did not have a material impact on the Company's consolidated financial position, results of operations or cash flows.

In February 2013, the FASB issued amendments to the accounting guidance for presentation of comprehensive income to improve the reporting of reclassifications out of accumulated other comprehensive income. The amendments do not change the current requirements for reporting net income or other comprehensive income, but do require an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. In addition, an entity is required to present, either on the face of the statement where the net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income but only if the amount reclassified is required under GAAP to be reclassified to net income in its entirety in the same reporting period. For other amounts that are not required under GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures required under GAAP that provide additional detail about these amounts. For public companies, these amendments are effective prospectively for reporting periods beginning after December 15, 2012. The implementation of the amended accounting guidance should not have a material impact on the Company's consolidated financial position, results of operations or cash flows.

During the year ended December 2012, there have been no other newly issued nor newly applicable accounting pronouncements that have or are expected to have a significant impact on the Company's financial statements.

Concentrations of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of trade receivables.

Liggett’s customers are primarily candy and tobacco distributors, the military and large grocery, drug and convenience store chains. Two wholesale customers accounted for 18% and 10% of Liggett's revenues in 2012, and one wholesale customer accounted for 17% and 17% of Liggett’s revenues in 2011 and 2010, respectively. Concentrations of credit risk with respect to trade receivables are generally limited due to the large number of customers, located primarily throughout the United States. Liggett's largest single customer receivable represented approximately 10% and 53% of net accounts receivable at December 31, 2012 and 2011, respectively. Ongoing credit evaluations of customers’ financial condition are performed and, generally, no security is required. Liggett maintains reserves for potential credit losses and such losses, in the aggregate, have generally not exceeded management’s expectations.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2012, 2011 and 2010
(in thousands of dollars)

Subsequent Events

The Company has evaluated events that occurred subsequent to December 31, 2012, through the financial statement issue date of February 28, 2013, and determined that there were no other recordable or reportable subsequent events.

3.	Inventories

Inventories consist of the following at December 31:

	2012	2011
Leaf tobacco	$59,131	$65,411
Other raw materials	3,152	3,832
Work-in-process	210	688
Finished goods	59,163	60,613
Inventories at current cost	121,656	130,544
LIFO adjustment	(26,336)	(25,222)
Inventories, net	$95,320	$105,322
The Company has a leaf inventory management program whereby, among other things, it is committed to purchase certain quantities of leaf tobacco. The purchase commitments are for quantities not in excess of anticipated needs and are at prices, including carrying costs, established at the date of the commitment. Liggett had leaf tobacco purchase commitments of approximately $11,914 at December 31, 2012. The Company entered into a single source supply agreement for fire safe cigarette paper through 2015.
Each year, the Liggett capitalizes in inventory that portion of its MSA liability related to units shipped to the public warehouses but not sold. The amount of capitalized MSA cost in finished goods inventory was $12,561 and $12,574 at December 31, 2012 and 2011, respectively.

4.	Property, Plant and Equipment

Property, plant and equipment consists of the following at December 31:

	2012	2011
Land and land improvements	$1,418	$1,418
Buildings	15,092	14,557
Machinery and equipment	115,027	106,822
Property, plant and equipment	131,537	122,797
Less accumulated depreciation	(77,576)	(68,797)
Property, plant and equipment, net	$53,961	$54,000

Depreciation expense for the years ended December 31, 2012, 2011 and 2010 was $8,936, $8,468, and $7,377, respectively. Future machinery and equipment purchase commitments were $1,995 at December 31, 2012.

5.	Employee Benefits Plans

Defined Benefit Plans

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2012, 2011 and 2010
(in thousands of dollars)

Liggett sponsors three defined benefit pension plans (two qualified and one non-qualified) covering virtually all individuals who were employed by Liggett on a full-time basis prior to 1994. Future accruals of benefits under these three defined benefit plans were frozen between 1993 and 1995. These benefit plans provide pension benefits for eligible employees based primarily on their compensation and length of service. Contributions are made to the two qualified pension plans in amounts necessary to meet the minimum funding requirements of the Employee Retirement Income Security Act of 1974. The plans’ assets and benefit obligations were measured at December 31, 2012 and 2011, respectively.

During 2012, 2011 and 2010, Vector sponsored the Supplemental Retirement Plan ("SERP") where Vector will pay supplemental retirement benefits to certain key employees, including certain executive officers of Liggett. In January 2006, Vector amended and restated its SERP (the "Amended SERP"), effective January 1, 2005. The amendments to the plan were intended, among other things, to cause the plan to meet the applicable requirements of Section 409A of the Internal Revenue Code. The Amended SERP is intended to be unfunded for tax purposes, and payments under the Amended SERP will be made out of Vector's general assets. Under the Amended SERP, the benefit payable to a participant at his normal retirement date is a lump sum amount which is the actuarial equivalent of a predetermined annual retirement benefit set by Vector's board of directors. Normal retirement date is defined as the January 1 following the attainment by the participant of the latter of age 60 or the completion of eight years of employment following January 1, 2002 with Vector or a subsidiary.

At December 31, 2012, the aggregate lump sum equivalents of the annual retirement benefits payable under the Amended SERP to senior officers at normal retirement dates occurring during 2013 is $1,819 and during 2014 is $5,214. In the case of a participant who becomes disabled prior to his normal retirement date of whose service is terminated without cause, the participant's benefit consists of a pro-rata portion of the full projected retirement benefit to which he would have been entitled had he remained employed through his normal retirement date, as actuarially discounted back to the date of payment. A participant who dies while working for Vector or a subsidiary (and before becoming disabled or attaining his normal retirement date) will be paid an actuarially discounted equivalent of his projected retirement benefit; conversely, a participant who retires beyond his normal retirement date will receive an actuarially increased equivalent of his projected retirement benefit.

Postretirement Medical and Life Plans

The Company provides certain postretirement medical and life insurance benefits to certain employees. Substantially all manufacturing employees as of December 31, 2012 are eligible for postretirement medical benefits if they reach retirement age while working for Liggett or certain affiliates. Retirees are required to fund 100% of participant medical premiums and, pursuant to union contracts, Liggett reimburses approximately 306 hourly retirees, who retired prior to 1991, for Medicare Part B premiums. In addition, an affiliate provides life insurance benefits to approximately 194 active employees and 446 retirees who reach retirement age and are eligible to receive benefits under one of the Company’s defined benefit pension plans. The Company’s postretirement liabilities are comprised of Medicare Part B and life insurance premiums.

The following table provides a reconciliation of benefit obligations, plan assets and the funded status of the pension plans and other postretirement benefits:

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2012, 2011 and 2010
(in thousands of dollars)

			Other
	Pension Benefits		Postretirement Benefits
	2012	2011	2012	2011
Change in benefit obligation
Benefit obligation at January 1	$(126,295)	$(126,505)	$(9,629)	$(9,850)
Service cost	(871)	(847)	(14)	(13)
Interest cost	(5,618)	(6,301)	(465)	(500)
Benefits paid (including expenses)	11,411	11,878	506	540
Actuarial gain (loss)	(6,744)	(4,520)	(556)	194
Benefit obligation at December 31	$(128,117)	$(126,295)	$(10,158)	$(9,629)
Change in plan assets
Fair value of plan assets at January 1	$122,013	$132,994	$—	$—
Actual return on plan assets	15,656	536	—	—
Contributions	1,802	361	512	540
Benefits paid (including expenses)	(11,411)	(11,878)	(512)	(540)
Fair value of plan assets at December 31	$128,060	$122,013	$—	$—
Funded status at December 31	$(57)	$(4,282)	$(10,158)	$(9,629)
Amounts recognized in the balance sheet:
Prepaid pension cost	$12,870	$10,047	$—	$—
Other accrued expenses	(2,161)	(344)	(663)	(656)
Non-current employee benefit liabilities	(10,766)	(13,986)	(9,495)	(8,973)
Net amounts recognized	$(57)	$(4,283)	$(10,158)	$(9,629)

	Pension Benefits			Other Postretirement Benefits
	2012	2011	2010	2012	2011	2010
Service cost — benefits earned during the period	$870	$847	$825	$14	$13	$13
Interest cost on projected benefit obligation	5,618	6,301	6,951	465	500	521
Expected return on assets	(8,145)	(8,834)	(8,271)	—	—	—
Amortization of net loss (gain)	1,584	789	1,358	(121)	(88)	(130)
Net (income) expense	$(73)	$(897)	$863	$358	$425	$404

The following table summarizes amounts in accumulated other comprehensive income (loss) that are expected to be recognized as components of net periodic benefit cost (credit) for the year ending December 31, 2013.

	Defined Benefit Pension Plans	Post - Retirement Plans	Total
Actuarial loss (gain)	$1,466	$(64)	$1,402

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2012, 2011 and 2010
(in thousands of dollars)

As of December 31, 2012, current year accumulated other comprehensive income (loss), before income taxes, consists of the following:

	Defined Benefit Pension Plans	Post- Retirement Benefits	Total
Prior year accumulated other comprehensive income (loss)	$(38,141)	$495	$(37,646)
Amortization of gain (loss)	1,584	(121)	1,463
Net gain (loss) arising during the year	767	(557)	210
Current year accumulated other comprehensive income (loss)	$(35,790)	$(183)	$(35,973)

As of December 31, 2011, current year accumulated other comprehensive income (loss), before income taxes, consist of the following:

	Defined Benefit Pension Plans	Post- Retirement Benefits	Total
Prior year accumulated other comprehensive income (loss)	$(26,112)	$388	$(25,724)
Amortization of gain (loss)	789	(88)	701
Net gain (loss) arising during the year	(12,818)	195	(12,623)
Current year accumulated other comprehensive income (loss)	$(38,141)	$495	$(37,646)

As of December 31, 2012, three of the Company’s four defined benefit plans experienced accumulated benefit obligations in excess of plan assets, for which in the aggregate the projected benefit obligation, accumulated benefit obligation and fair value of plan assets were $78,064, $78,064 and $65,137, respectively. As of December 31, 2011, two of the Company’s four defined benefit plans experienced accumulated benefit obligations in excess of plan assets, for which in the aggregate the projected benefit obligation, accumulated benefit obligation and fair value of plan assets were $76,257, $76,257 and $61,928, respectively.

	Pension Benefits			Other Postretirement Benefits
	2012	2011	2010	2012	2011	2010
Weighted average assumptions:
Discount rates — benefit obligation	2.25% - 4.00%	3.75% - 4.75%	5.25%	4.25%	5.00%	5.25%
Discount rates — service cost	3.75% - 4.75%	5.25%	5.75%	5.00%	5.25%	5.75%
Assumed rates of return on invested assets	7.00%	7.00%	7.00%	—	—	—
Salary increase assumptions	N/A	N/A	N/A	3.00%	3.00%	3.00%

Discount rates were determined by a quantitative analysis examining the prevailing prices of high quality bonds to determine an appropriate discount rate for measuring obligations. The aforementioned analysis analyzes the cash flow from each of the Company’s two qualified defined benefit plans as well as a separate analysis of the cash flows from the postretirement medical and life insurance plans sponsored by the Company. The aforementioned analyses then construct a hypothetical bond portfolio whose cash flow from coupons and maturities match the year-by-year, projected benefit cash flow from the respective pension or retiree health plans. The Company uses the lower discount rate derived from the two independent analyses in the computation of the benefit obligation and service cost for each respective retirement liability. The Company uses the discount rate derived from the analysis in the computation of the benefit obligation and service cost for all the plans respective retirement liability.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2012, 2011 and 2010
(in thousands of dollars)

The Company considers input from its external advisors and historical returns in developing its expected rate of return on plan assets. The expected long-term rate of return is the weighted average of the target asset allocation of each individual asset class. The Company’s actual 10-year annual rate of return on its pension plan assets was 7.5%, 5.2%, and 4.8% for the years ended December 31, 2012, 2011 and 2010, respectively, and the Company’s actual five-year annual rate of return on its pension plan assets was 2.9%, 2.9%, and 5.7% for the years ended December 31, 2012, 2011 and 2010, respectively.

Gains and losses resulting from changes in actuarial assumptions and from differences between assumed and actual experience, including, among other items, changes in discount rates and changes in actual returns on plan assets as compared to assumed returns. These gains and losses are only amortized to the extent that they exceed 10% of the greater of Projected Benefit Obligation and the fair value of assets. For the year ended December 31, 2012, Liggett used a 15.63 - year period for its Hourly Plan and a 16.75 - year period for its Salaried Plan to amortize pension fund gains and losses on a straight line basis. Such amounts are reflected in the pension expense calculation beginning the year after the gains or losses occur. The amortization of deferred losses negatively impacts pension expense in the future.

Plan assets are invested employing multiple investment management firms. Managers within each asset class cover a range of investment styles and focus primarily on issue selection as a means to add value. Risk is controlled through a diversification among asset classes, managers, styles and securities. Risk is further controlled both at the manager and asset class level by assigning excess return and tracking error targets. Investment managers are monitored to evaluate performance against these benchmark indices and targets.

Allowable investment types include equity, investment grade fixed income, high yield fixed income, hedge funds and short term investments. The equity fund is comprised of common stocks and mutual funds of large, medium and small companies, which are predominantly U.S. based. The investment grade fixed income fund includes managed funds investing in fixed income securities issued or guaranteed by the U.S. government, or by its respective agencies, mortgage backed securities, including collateralized mortgage obligations, and corporate debt obligations. The high yield fixed income fund includes a fund which invests in non-investment grade corporate debt securities. The hedge funds invest in both equity, including common and preferred stock, and debt obligations, including convertible debentures, of private and public companies. The Company generally utilizes its short term investments, including interest-bearing cash, to pay benefits and to deploy in special situations.

In 2008, the Liggett Employee Benefits Committee temporarily suspended its target asset allocation percentages due to the volatility in the financial markets. Even though such allocation percentages were suspended, investment manager performance versus their respective benchmarks was still monitored on a regular basis. Effective January 1, 2011, the Liggett Employee Benefits Committee reinstated its target assets allocation to equal 50.0% equity investments, 27.5% investment grade fixed income, 7.5% high yield fixed income, 10.0% alternative investments (including hedge funds and private equity funds) and 5.0% short-term investments, with a rebalancing range of approximately plus or minus 5% around the target asset allocations. Effective November 29, 2012, the Liggett Employee Benefits Committee revised its target assets allocation to equal 50.0% equity investments, 30.0% investment grade fixed income, 10.0% high yield fixed income, 5.0% alternative investments (including hedge funds and private equity funds) and 5.0% short-term investments, with a rebalancing range of approximately plus or minus 5% around the target asset allocations.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2012, 2011 and 2010
(in thousands of dollars)

Liggett’s defined benefit retirement plan allocations at December 31, 2012 and 2011, by asset category, were as follows:

	Plan Assets At December 31,
	2012	2011
Asset category
Equity securities	47%	50%
Investment grade fixed income securities	30%	30%
High yield fixed income securities	10%	9%
Alternative investments	8%	9%
Short-term investments	5%	2%
	100%	100%

The defined benefit plans' recurring financial assets and liabilities subject to fair value measurements and the necessary disclosures are as follows:

	Fair Value Measurements as of December 31, 2012
		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
Description	Total	(Level 1)	(Level 2)	(Level 3)
Assets:
Insurance contracts	$2,079	$—	$2,079	$—
Amounts in individually managed investment accounts:
Cash	6,309	6,309	—	—
U.S. equity securities	43,246	43,246	—	—
Common collective trusts	65,867	—	52,714	13,153
Investment partnership	10,559	—	—	10,559
Total	$128,060	$49,555	$54,793	$23,712

	Fair Value Measurements as of December 31, 2011
		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
Description	Total	(Level 1)	(Level 2)	(Level 3)
Assets:
Insurance contracts	$2,047	$—	$2,047	$—
Amounts in individually managed investment accounts:
Cash	2,401	2,401	—	—
U.S. equity securities	46,630	46,630	—	—
Common collective trusts	59,954	—	48,350	11,604
Investment partnership	10,978	—	—	10,978
Total	$122,010	$49,031	$50,397	$22,582

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2012, 2011 and 2010
(in thousands of dollars)

The fair value determination disclosed above of assets as Level 3, under the fair value hierarchy, was determined based on unobservable inputs and were based on company assumptions, and information obtained from the investments based on the indicated market values of the underlying assets of the investment portfolio.

The changes in the fair value of these Level 3 investments as of December 31, 2012 and 2011 were as follows:

	2012	2011
Prior year balance	$22,582	$16,905
Distributions	(2,905)	(517)
Contributions	864	6,237
Unrealized gain on long-term investments	2,442	(1,810)
Realized gain on long-term investments	729	1,767
Balance as of December 31	$23,712	$22,582

For 2012 measurement purposes, annual increases in Medicare Part B trends were assumed to equal rates between 2.75% and 6.12% between 2013 and 2021 and 4.5% after 2021. For 2011 measurement purposes, annual increases in Medicare Part B trends were assumed to equal rates between 3.66% and 6.87% between 2012 and 2020 and 4.5% after 2020.

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A 1% change in assumed health care cost trend rates would have the following effects:

	1% Increase	1% Decrease
Effect on total of service and interest cost components	$5	$(5)
Effect on benefit obligation	$125	$(115)

The Company currently anticipates that it will not be required to make any further contributions in compliance with ERISA’s minimum funding requirements, for the pension plan year beginning on January 1, 2013 and ending on December 31, 2013. Any additional funding obligation that the Company may have for subsequent years is contingent on several factors and is not reasonably estimable at this time.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2012, 2011 and 2010
(in thousands of dollars)

Estimated future pension and postretirement medical benefits payments are as follows:

	Pension	Postretirement Medical
2013	$13,136	$664
2014	16,023	659
2015	10,455	661
2016	10,005	662
2017	9,631	664
2018 — 2022	41,909	3,342

Profit Sharing Plans

Liggett Vector Brands maintains 401(k) plans for substantially all employees which allow eligible employees to invest a percentage of their pre-tax compensation. Liggett Vector Brands is obligated to match a certain portion of employee contributions to the 401(k) plans. Accordingly, Liggett Vector Brands allocated to Liggett contribution expenses of $1,040, $1,053, and $1,032 for the years ended December 31, 2012, 2011 and 2010, respectively.

6.	Income Taxes

The operations of Liggett and its affiliates are included in the consolidated federal income tax return of its indirect parent, Vector. Pursuant to a tax allocation agreement amended in 1999, the amounts provided for as currently payable for federal income taxes are based on the Company’s pre-tax income for financial reporting purposes. The Company expenses and pays Vector their portion of the consolidated income tax expense in accordance with the tax allocation agreement.

The amounts provided for income taxes are as follows:

	2012	2011	2010
Current
Federal	$43,745	$41,116	$33,650
State	12,049	9,927	8,725
	$55,794	$51,043	$42,375
Deferred
Federal	$—	$—	$—
State	109	(1,118)	(1,272)
	$109	$(1,118)	$(1,272)
Total tax provision	$55,903	$49,925	$41,103

Historically, Liggett has paid Vector for its tax liabilities. While these payments have been made to the Parent they may not have been formally remitted to the Internal Revenue Service and may still represent a liability at the Vector level.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2012, 2011 and 2010
(in thousands of dollars)

Temporary differences which give rise to a significant portion of deferred tax assets and liabilities are as follows as of December 31:

	2012		2011
	Deferred Tax		Deferred Tax
	Asset	Liability	Asset	Liability
Sales and product allowances	$320	$—	$307	$—
Inventories	109	1,484	127	2,095
Property, plant and equipment	—	2,466	—	2,315
Employee benefit plan accruals	871	—	1,004	—
Tobacco litigation settlements	4,009	—	5,081	—
Forward contracts	15	—	20	—
Total deferred tax	$5,324	$3,950	$6,539	$4,410

Differences between the amounts provided for income taxes and amounts computed at the federal statutory tax rates are summarized as follows for the years ended December 31:

	2012	2011	2010
Income before income taxes	$146,000	$137,094	$105,497

Federal income tax at statutory rate	$51,100	$47,982	$36,924
State income taxes, net of federal taxes	6,643	5,725	4,844
Impact of domestic production deduction	(1,840)	(4,162)	(668)
Impact of other non-taxable differences and IRS audit settlement	—	380	3
Income tax expense	$55,903	$49,925	$41,103

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2012, 2011 and 2010
(in thousands of dollars)

The following table summarizes the activity related to the unrecognized tax benefits:

Balance at January 1, 2010	$279
Additions based on tax positions related to current year	—
Additions based on tax positions related to prior years	54
Reductions based on tax positions related to prior years	(157)
Settlements	(80)
Balance at December 31, 2010	96
Additions based on tax positions related to current year	—
Additions based on tax positions related to prior years	7
Reductions based on tax positions related to prior years	—
Settlements	—
Balance at December 31, 2011	103
Additions based on tax positions related to current year	—
Additions based on tax positions related to prior years	—
Reductions based on tax positions related to prior years	(103)
Settlements	—
Balance at December 31, 2012	$—

In 2012, the Company recognized $103 of the unrecognized tax benefits as a result of the expiration of statutes of limitations on positions reported on state and local income tax returns.

In 2012, the Internal Revenue Service concluded an audit of Vector's consolidate federal income tax return for the year ended December 31, 2008. There was no material impact on the Company's consolidated financial statements as a result of the audit. The Internal Revenue Service is auditing Vector's 2009 tax year.  The Company believes it has adequately reserved for any potential adjustments that may arise as a result of the audit.

7.	Long-Term Debt

Long-term debt consists of the following:

	2012	2011
Borrowings under revolving credit facility	$29,430	$21,472
Term loan under revolving credit facility	4,179	5,689
Equipment loans	17,810	21,255
	51,419	48,416
Less current maturities	(36,585)	(34,503)
Amount due after one year	$14,834	$13,913

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2012, 2011 and 2010
(in thousands of dollars)

The following table sets forth the future principal payment obligations:

Year Ending December 31,
2013	$36,585
2014	6,647
2015	7,234
2016	953
2017	—
Thereafter	—
$51,419

Revolving Credit Facility

In February 2012, Liggett and Wells Fargo Bank, National Association ("Wells Fargo") renewed the $50,000 credit facility (the "Credit Facility"). The Credit Facility is collateralized by all inventories and receivables of Liggett and a mortgage on its manufacturing facility. The Credit Facility expires on March 8, 2015, provided that Liggett may terminate the Credit Facility prior to March 8, 2015 at any time by giving at least 30 days prior written notice to Wells Fargo, and Wells Fargo may, at Well Fargo's option, terminate the Credit Facility at any time upon the occurrence and during the continuance of an Event of Default.

Prime rate loans under the Credit Facility bear interest at a rate equal to the prime rate of Wells Fargo and Eurodollar rate loans bear interest at a rate equal to 2.0% more than Wells Fargo's adjusted Eurodollar rate. The Credit Facility contains covenants that provide that Liggett's earnings before interest, taxes, depreciation and amortization, as defined under the Credit Facility, on a trailing twelve month basis, shall not be less than $100,000 if Liggett's Excess Availability, as defined under the Credit Facility, is less than $20,000. The covenants also require that annual Capital Expenditures, as defined under the Credit Facility (before a maximum carryover amount of $2,500), shall not exceed $15,000 during any fiscal year. Liggett had future machinery and equipment purchase commitments of $1,995 at December 31, 2012.

In February 2012, Wells Fargo amended and restated the existing $5,600 term loan (the “Term Loan”) made to 100 Maple LLC (“Maple”), a subsidiary of Liggett, within the commitment under the Credit Facility. In connection with the amendment and restatement the maturity date of the Term Loan was extended to March 1, 2015, and the outstanding principal amount was paid down to $4,425. The Term Loan bears an interest rate equal to 1.75% more than Wells Fargo's adjusted Eurodollar rate. Monthly payments of $25 are due under the Term Loan from March 1, 2012 to February 1, 2015 ($885 in total) with the balance of $3,540 due at maturity on March 1, 2015.

The Term Loan is collateralized by the existing collateral securing the Credit Facility, including, without limitation, certain real property owned by Maple. The Term Loan did not increase the $50,000 borrowing amount of the Credit Facility, but did increase the outstanding amounts under the Credit Facility by the amount of the term loan and proportionately reduces the maximum borrowing availability under the Credit Facility.

As of December 31, 2012, $33,609 of the Credit Facility was outstanding. Availability as determined under the Credit Facility was approximately $16,391 based on eligible collateral at December 31, 2012. At December 31, 2012, management believed that Liggett was in compliance with all covenants under the credit facility; Liggett's EBITDA, as defined, was approximately $160,197 for the twelve months ended December 31, 2012.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2012, 2011 and 2010
(in thousands of dollars)

Equipment Loans

In 2010, Liggett entered into nine financing agreements for a total of $16,634 related to the purchase of equipment. The weighted average interest rate of the outstanding debt is 5.65% per annum and the interest rate on the notes ranges between 5.47% and 6.13%. The debt is payable over 30 to 60 months with an average remaining term of 36 months. Total monthly installments are approximately $155. In 2010, Liggett also refinanced $3,575 of debt related to previous equipment purchases. The refinanced debt has an interest rate of 5.95% and is payable in 36 installments of approximately $109.

In 2011, Liggett entered into three financing agreements for a total of $6,342 related to the purchase of equipment. The weighted average interest rate of the outstanding debt is 5.66% per annum and the interest rate on the various notes ranges between 5.33% and 5.82%. Total monthly installments are approximately $145.

In 2012, Liggett refinanced $4,452 of debt related to equipment purchased in 2010.  The refinanced debt had a weighted average interest rate of 5.89% and an average remaining term of 43 months. The new debt carries an interest rate of 5.96% and a term of 36 months. Total monthly installments are $135. Liggett purchased equipment for $5,040 and entered into four financing agreements for a total of $5,040 related to the equipment purchase. The weighted average interest rate of the outstanding debt is 5.2% per annum and the interest rate on the various notes ranges between 4.72% and 5.56% and is payable in installments of 36 to 48 months.

At December 31, 2012 and 2011, the Company had approximately $17,810 and $21,255 outstanding under these equipment loans and capital leases.

All equipment loans described above are collateralized by the equipment they finance.

See Note 2 for fair value of debt at December 31, 2012 and 2011.

8.	Operating Leases

At December 31, 2012, the Company has operating leases for building space, vehicles and computer equipment. The future minimum lease payments are as follows:

Lease Commitments
Year Ending December 31
2013	$756
2014	764
2015	701
2016	74
2017	13
Thereafter	—
$2,308

In addition to the above scheduled future minimum lease payments, Liggett expects to incur approximately $3,619 in allocated lease expense over the next five years and thereafter from Liggett Vector Brands.

Rental expense for the years ended December 31, 2012, 2011, and 2010, amounted to approximately $3,738, $2,856, and $2,368, respectively.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2012, 2011 and 2010
(in thousands of dollars)

9.	Commitments and Contingencies

Tobacco-Related Litigation:

Overview

Since 1954, Liggett and other United States cigarette manufacturers have been named as defendants in numerous direct, third-party and purported class actions predicated on the theory that cigarette manufacturers should be liable for damages alleged to have been caused by cigarette smoking or by exposure to secondary smoke from cigarettes. New cases continue to be commenced against Liggett and other cigarette manufacturers. The cases have generally fallen into the following categories: (i) smoking and health cases alleging personal injury brought on behalf of individual plaintiffs (“Individual Actions”); (ii) lawsuits by individuals requesting the benefit of the Engle ruling ("Engle progeny cases"); (iii) smoking and health cases primarily alleging personal injury or seeking court-supervised programs for ongoing medical monitoring, as well as cases alleging the use of the terms “lights” and/or “ultra lights” constitutes a deceptive and unfair trade practice, common law fraud or violation of federal law, purporting to be brought on behalf of a class of individual plaintiffs (“Class Actions”); and (iv) health care cost recovery actions brought by various foreign and domestic governmental plaintiffs and non-governmental plaintiffs seeking reimbursement for health care expenditures allegedly caused by cigarette smoking and/or disgorgement of profits (“Health Care Cost Recovery Actions”). As new cases are commenced, the costs associated with defending these cases and the risks relating to the inherent unpredictability of litigation continue to increase. The future financial impact of the risks and expenses of litigation are not quantifiable at this time. For the years ended December 31, 2012, 2011 and 2010, Liggett incurred legal expenses, judgement payments, and other litigation costs totaling approximately $9,666 (which includes $1,424 for the Clay judgment described below), $7,795 and $23,389 (which includes $16,161 for the Lukacs and Ferlanti judgments described below), respectively.
Litigation is subject to uncertainty and it is possible that there could be adverse developments in pending or future cases. Management reviews on a quarterly basis with counsel all pending litigation and evaluates whether an estimate can be  made of the possible loss or range of loss that could result from an unfavorable outcome. An unfavorable outcome or settlement of pending tobacco-related or other litigation could encourage the commencement of additional litigation. Damages awarded in some tobacco-related litigation can be significant.
Bonds Although Liggett has been able to obtain required bonds or relief from bonding requirements in order to prevent plaintiffs from seeking to collect judgments while adverse verdicts are on appeal, there remains a risk that such relief may not be obtainable in all cases. This risk has been reduced given that a majority of states now limit the dollar amount of bonds or require no bond at all. To obtain stays on judgments pending current appeals, Liggett has secured approximately $6,306 in bonds as of December 31, 2012.
In June 2009, Florida amended its existing bond cap statute by adding a $200,000 bond cap that applies to all Engle progeny cases (defined below) in the aggregate and establishes individual bond caps for individual Engle progeny cases in amounts that vary depending on the number of judgments in effect at a given time. Plaintiffs, in several cases, have challenged the constitutionality of the bond cap statute, but to date, the courts that have addressed the issue have upheld the constitutionality of the statute. The plaintiffs have appealed some of these rulings and the Florida Supreme Court, after granting review of the Hall decision denying plaintiff's challenge to the bond cap statute, subsequently dismissed the matter prior to the scheduled argument as moot. No federal court has yet addressed the issue. Although Liggett cannot predict the outcome of such challenges, it is possible that the Liggett's financial position, results of operations, and cash flows could be materially affected by an unfavorable outcome of such challenges.
Accounting Policy Liggett records provisions in its consolidated financial statements for pending litigation when it determines that an unfavorable outcome is probable and the amount of loss can be reasonably estimated. At the present time, while it is reasonably possible that an unfavorable outcome in a case may occur, except as disclosed in this Note 9: (i) management has concluded that it is not probable that a loss has been incurred in any of the pending tobacco-related cases; or (ii) management is unable to estimate the possible loss or range of loss that could result from an unfavorable outcome of any of the pending tobacco-related cases and, therefore, management has not provided any amounts in the consolidated financial statements for unfavorable outcomes, if any. Legal defense costs are expensed as incurred.

Cautionary Statement About Engle Progeny Cases. Judgments have been entered against Liggett and other industry defendants in Engle progeny cases. Several of the judgments have been affirmed on appeal. To date, the United States Supreme Court has declined to review these cases. At December 31, 2012, Liggett and Vector were defendants in 3,074

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2012, 2011 and 2010
(in thousands of dollars)

state court and 1,963 federal court Engle progeny cases. In January 2013, the federal court entered an order dismissing 521 federal cases. As of December 31, 2012, 11 Engle progeny cases involving Liggett resulted in verdicts, exclusive of the Lukacs case, discussed below. Eight verdicts were returned in favor of the plaintiffs and three in favor of Liggett. Other cases have either been voluntarily dismissed by plaintiffs, dismissed by the court on summary judgment or a mistrial was declared. Excluding the Lukacs case, the compensatory verdicts against Liggett have ranged from $1 to $3,008. In certain cases, the judgments entered have been joint and several with the other defendants. In two of these cases, punitive damages were also awarded for $1,000 and $7,600. Since February 2009, when Engle progeny trials commenced, 79 cases have been tried to a verdict. Based on the current rate of trials per year, it would require decades to resolve the remaining cases. Except as discussed in this Note 9 with respect to the six cases where an adverse verdict was entered against Liggett, and which are currently on appeal, management is unable to estimate the possible loss or range of loss from the remaining Engle progeny cases as there are currently multiple defendants in each case and, in most cases, discovery has not occurred or is limited. As a result, Liggett lacks information about whether plaintiffs are in fact Engle class members (non-class members' claims are generally time-barred), the relevant smoking history, the nature of the alleged injury and the availability of various defenses, among other things. Further, plaintiffs typically do not specify their demand for damages. The Company believes that the process under which Engle progeny cases are tried is unconstitutional and continues to pursue its appellate rights.

Although Liggett has generally been successful in managing litigation, litigation is subject to uncertainty and significant challenges remain, particularly with respect to the Engle progeny cases. There can be no assurances that Liggett's past litigation experience will be representative of future results. Judgments have been entered against Liggett in the past, in Individual Actions and Engle progeny cases, and several of those judgments were affirmed on appeal. Litigation is subject to many uncertainties. It is possible that the consolidated financial position, results of operations and cash flows of the Company could be materially adversely affected by an unfavorable outcome or settlement of certain pending smoking-related litigation. Liggett believes, and has been so advised by counsel, that it has valid defenses to the litigation pending against it, as well as valid bases for appeal of adverse verdicts. All such cases are, and will continue to be, vigorously defended. Liggett may, however, enter into settlement discussions in particular cases if it believes it is in its best interest to do so. In connection with the Engle progeny cases, Liggett has been receptive to opportunities to settle these cases, individually or on some aggregated basis, on terms it believes are economically favorable to Liggett and will continue to explore such opportunities.   As of December 31, 2012, Liggett, has settled 112 Engle progeny cases for approximately $1,075, in the aggregate.  If Liggett were able to resolve the Engle progeny cases on an aggregated basis, Liggett believes the range of loss could be between $48,000 and $85,000, but there can be no assurances that the Engle progeny cases can be resolved on an aggregated basis, nor can there be any assurances that Liggett's settlement experience to date will be representative of future results or intentions.

Individual Actions
As of December 31, 2012, there were 69 Individual Actions pending against Liggett where one or more individual plaintiffs allege injury resulting from cigarette smoking, addiction to cigarette smoking or exposure to secondary smoke and seek compensatory and, in some cases, punitive damages. These cases do not include Engle progeny cases or the approximately 100 individual cases pending in West Virginia state court as part of a consolidated action. The following table lists the number of Individual Actions, by state, that are pending against Liggett or its affiliates as of December 31, 2012:

State	Number of Cases
Florida	47
New York	8
Maryland	7
Louisiana	3
West Virginia	2
Missouri	1
Ohio	1

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2012, 2011 and 2010
(in thousands of dollars)

The plaintiffs' allegations of liability in cases in which individuals seek recovery for injuries allegedly caused by cigarette smoking are based on various theories of recovery, including negligence, gross negligence, breach of special duty, strict liability, fraud, concealment, misrepresentation, design defect, failure to warn, breach of express and implied warranties, conspiracy, aiding and abetting, concert of action, unjust enrichment, common law public nuisance, property damage, invasion of privacy, mental anguish, emotional distress, disability, shock, indemnity and violations of deceptive trade practice laws, the federal Racketeer Influenced and Corrupt Organizations Act (“RICO”), state RICO statutes and antitrust statutes. In many of these cases, in addition to compensatory damages, plaintiffs also seek other forms of relief including treble/multiple damages, medical monitoring, disgorgement of profits and punitive damages. Although alleged damages often are not determinable from a complaint, and the law governing the pleading and calculation of damages varies from state to state and jurisdiction to jurisdiction, compensatory and punitive damages have been specifically pleaded in a number of cases, sometimes in amounts ranging into the hundreds of millions and even billions of dollars.

Defenses raised in Individual Actions include lack of proximate cause, assumption of the risk, comparative fault and/or contributory negligence, lack of design defect, statute of limitations, equitable defenses such as “unclean hands” and lack of benefit, failure to state a claim and federal preemption.

Engle Progeny Cases

Engle Case. In May 1994, Engle was filed against Liggett and others in Miami-Dade County, Florida. The class consisted of all Florida residents who, by November 21, 1996, “have suffered, presently suffer or have died from diseases and medical conditions caused by their addiction to cigarette smoking.” In July 1999, after the conclusion of Phase I of the trial, the jury returned a verdict against Liggett and other cigarette manufacturers on certain issues determined by the trial court to be “common” to the causes of action of the plaintiff class. The jury made several findings adverse to the defendants including that defendants' conduct “rose to a level that would permit a potential award or entitlement to punitive damages.” Phase II of the trial was a causation and damages trial for three of the class plaintiffs and a punitive damages trial on a class-wide basis before the same jury that returned the verdict in Phase I. In April 2000, the jury awarded compensatory damages of $12,704 to the three class plaintiffs, to be reduced in proportion to the respective plaintiff’s fault. In July 2000, the jury awarded approximately $145,000,000 in punitive damages, including $790,000 against Liggett.

In May 2003, Florida’s Third District Court of Appeal reversed the trial court and remanded the case with instructions to decertify the class. The judgment in favor of one of the three class plaintiffs, in the amount of $5,831, was overturned as time barred and the court found that Liggett was not liable to the other two class plaintiffs.

In July 2006, the Florida Supreme Court affirmed the decision vacating the punitive damages award and held that the class should be decertified prospectively, but determined that the following Phase I findings are entitled to res judicata effect in Engle progeny cases: (i) that smoking causes lung cancer, among other diseases; (ii) that nicotine in cigarettes is addictive; (iii) that defendants placed cigarettes on the market that were defective and unreasonably dangerous; (iv) that defendants concealed material information knowing that the information was false or misleading or failed to disclose a material fact concerning the health effects or addictive nature of smoking; (v) that defendants agreed to conceal or omit information regarding the health effects of cigarettes or their addictive nature with the intention that smokers would rely on the information to their detriment; (vi) that defendants sold or supplied cigarettes that were defective; and (vii) that defendants were negligent. The Florida Supreme Court decision also allowed former class members to proceed to trial on individual liability issues (using the above findings) and compensatory and punitive damage issues, provided they filed their individual lawsuits by January 2008. In December 2006, the Florida Supreme Court added the finding that defendants sold or supplied cigarettes that, at the time of sale or supply, did not conform to the representations made by defendants. In October 2007, the United States Supreme Court denied defendants' petition for writ of certiorari.

Pursuant to the Florida Supreme Court’s July 2006 ruling in Engle, which decertified the class on a prospective basis, and affirmed the appellate court’s reversal of the punitive damages award, former class members had until January 2008 in which to file individual lawsuits. As of December 31, 2012, Liggett and Vector are named defendants in 5,037 Engle progeny cases in both federal (1,963 cases) and state (3,074 cases) courts in Florida. Other cigarette manufacturers are also named as defendants in these cases, although as a case proceeds, one or more defendants may ultimately be dismissed from the action. These cases include approximately 6,215 plaintiffs. The number of state court Engle progeny cases may increase as multi-plaintiff cases continue to be severed into individual cases. The total number of plaintiffs may also

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2012, 2011 and 2010
(in thousands of dollars)

increase as a result of attempts by existing plaintiffs to add additional parties. Although the Company was not named as a defendant in the Engle case, it has been named as a defendant in most of the Engle progeny cases where Liggett is named as a defendant.
As of December 31, 2012, the following Engle progeny cases have resulted in judgments against Liggett:

Date	Case Name	County	Net Compensatory Damages	Punitive Damages	Status
June 2002	Lukacs v. R.J. Reynolds	Miami-Dade	$12,418	None	Affirmed by the Third District Court of Appeal. Judgment has been satisfied and the case is concluded.
August 2009	Campbell v. R.J. Reynolds	Escambia	$156	None
Affirmed by the First District Court of Appeal. Defendants filed a motion with the District Court of Appeal for certification to the Florida Supreme Court, which was denied in May 2011. Defendants sought review by the US Supreme Court, which was denied in March 2012. In April 2012, the judgment was satisfied and, except for an appeal regarding calculation of interest, the case is concluded. Oral argument occurred on February 13, 2013 on the interest rate appeal. A decision is pending.

March 2010	Douglas v. R.J. Reynolds	Hillsborough	$1,350	None
Affirmed by the Second District Court of Appeal. The court certified the question of the constitutionality of the Engle findings as a question of great public importance. The Florida Supreme Court agreed to review the case. Oral argument occurred on September 6, 2012. A decision is pending.

April 2010	Clay v. R.J. Reynolds	Escambia	$349	$1,000
Affirmed by the First District Court of Appeal. Motion for rehearing was denied. The US Supreme Court declined to review the case. Liggett satisfied the judgment in December 2012 and the case is concluded, other than plaintiff's claim for post-trial attorneys' fees.

April 2010	Putney v. R.J. Reynolds	Broward	$3,008	None	On appeal to the Fourth District Court of Appeal. Oral argument occurred on September 27, 2012. A decision is pending.
April 2011	Tullo v. R.J. Reynolds	Palm Beach	$225	None	On appeal to the Fourth District Court of Appeal.
January 2012	Ward v. R.J. Reynolds	Escambia	$1	None	A joint and several judgment was entered for $487 against Liggett and RJR. On appeal to the First District Court of Appeal.
May 2012	Calloway v. R.J. Reynolds	Escambia	$1,947	$7,600	Post-trial motions were denied. A joint and several judgment was entered for $16,100 against all defendants. On appeal to the Fourth District Court of Appeal.
December 2012	Buchanan v. R.J. Reynolds	Leon	$2,035	None	Post-trial motions were heard on January 16, 2013.

Liggett's potential range of loss in the Douglas, Putney, Tullo, Ward, Calloway and Buchanan cases is between $0 and $16,166 in the aggregate, plus accrued interest and legal fees. In determining the range of loss, the Company considers potential settlements as well as future appellate relief. Except as disclosed elsewhere in this Note 9, the Company is unable to determine a range of loss related to the remaining Engle progeny cases. No amounts have been expensed or accrued in the accompanying consolidated financial statements for these cases other than $1,424, plus $188 of accrued interest, for the Clay case, which was paid in December 2012. However, as cases proceed through the appellate process, the Company will consider accruals on a case-by-case basis if an unfavorable outcome becomes probable and the amount can be reasonably estimated.
Lukacs Case. In June 2002, the jury in a Florida state court action entitled Lukacs v. R.J. Reynolds Tobacco Co., awarded $37,500 in compensatory damages, jointly and severally, in a case involving Liggett and two other cigarette manufacturers,

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2012, 2011 and 2010
(in thousands of dollars)

which amount was subsequently reduced by the court. The jury found Liggett 50% responsible for the damages incurred by the plaintiff. The Lukacs case was the first case to be tried as an individual Engle progeny case, but was tried almost five years prior to the Florida Supreme Court's final decision in Engle. In November 2008, the court entered final judgment in the amount of $24,835, plus interest from June 2002. In March 2010, the Third District Court of Appeal affirmed the decision, per curiam. Liggett satisfied its share of the judgment, including attorneys' fees and accrued interest, for $14,361.
Federal Engle Progeny Cases. Three federal judges (in the Merlob, B. Brown and Burr cases) ruled that the findings in Phase I of the Engle proceedings could not be used to satisfy elements of plaintiffs' claims, and two of those rulings (B. Brown and Burr) were certified by the trial court for interlocutory review. The certification was granted by the United States Court of Appeals for the Eleventh Circuit and the appeals were consolidated (in February 2009, the appeal in Burr was dismissed for lack of prosecution). In July 2010, the Eleventh Circuit ruled that plaintiffs do not have an unlimited right to use the findings from the original Engle trial to meet their burden of establishing the elements of their claims at trial. Rather, plaintiffs may only use the findings to establish specific facts that they demonstrate with a reasonable degree of certainty were actually decided by the original Engle jury. The Eleventh Circuit remanded the case to the district court to determine what specific factual findings the Engle jury actually made. All federal cases were stayed pending review by the Eleventh Circuit. The stays were subsequently lifted in 34 cases. At present, Liggett is a defendant in six of the cases.
Appeals of Engle Progeny Verdicts. In December 2010, in the Martin case, a state court case against R.J. Reynolds, the First District Court of Appeal issued the first ruling by a Florida intermediate appellate court to address the B. Brown decision discussed above. The panel held that the trial court correctly construed the Florida Supreme Court's 2006 decision in Engle in instructing the jury on the preclusive effect of the Phase I Engle proceedings, expressly disagreeing with certain aspects of the B. Brown decision. In July 2011, the Florida Supreme Court declined to review the First District Court of Appeal's decision. In March 2012, the United States Supreme Court declined to review the Martin case, along with the Campbell case and two other Engle progeny cases. This decision could lead to other adverse rulings by state appellate courts.
In the Waggoner case, the United States District Court for the Middle District of Florida directed the parties to brief the applicability of the Engle findings to all Middle District cases. Liggett and Vector are not defendants in Waggoner, but nonetheless, were directed to submit motions on the issues. In December 2011, the district court ruled that it was bound by Martin and Jimmie Lee Brown (discussed below) and that the application of the Phase I findings did not deprive defendants of any constitutional due process rights. The court ruled, however, that plaintiffs must establish legal causation to establish liability. With respect to punitive damages, the district court held that the plaintiffs could rely on the findings in support of their punitive damages claims but that, in addition, plaintiffs must demonstrate specific conduct by specific defendants, independent of the Engle findings, that satisfies the standards for awards of punitive damages. The Waggoner ruling will apply to all of the cases pending in the Middle District of Florida.  The defendants are seeking review of the due process ruling by the United States Court of Appeals for the Eleventh Circuit. The Waggoner court declined to reach certain issues raised by Liggett and Vector and directed that their motion be re-filed in a case in which they are named as defendants.  As a result, Liggett filed a motion in the Young-McCray case raising issues specific to Liggett.  The court denied the motion and adopted the Waggoner ruling as to Liggett.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2012, 2011 and 2010
(in thousands of dollars)

In Jimmie Lee Brown, a state court case against R.J. Reynolds, the trial court tried the case in two phases. In the first phase, the jury determined that the smoker was addicted to cigarettes that contained nicotine and that his addiction was a legal cause of his death, thereby establishing he was an Engle class member. In the second phase, the jury determined whether the plaintiff established legal cause and damages with regard to each of the underlying claims.  The jury found in favor of plaintiff in both phases.  In September 2011, the Fourth District Court of Appeal affirmed the judgment entered in plaintiff's favor and approved the trial court's procedure of bifurcating the trial.  The Fourth District Court of Appeal agreed with Martin that individual post-Engle plaintiffs need not prove conduct elements as part of their burden of proof, but disagreed with Martin to the extent that the First District Court of Appeal only required a finding that the smoker was a class member to establish legal causation as to addiction and the underlying claims.  The Fourth District Court of Appeal held that in addition to establishing class membership, Engle progeny plaintiffs must also establish legal causation and damages as to each claim asserted.  In so finding, the Fourth District Court of Appeal's decision in Jimmie Lee Brown is in conflict with Martin.  In dicta, the Fourth District Court of Appeal further voiced concern that the preclusive effect of the Engle findings violates the tobacco company defendants' due process rights and, in the special concurring opinion, the court emphasized that until the Florida Supreme Court gives trial courts guidance as to what it intended by its Engle decision, trial courts will continue to play “a form of legal poker.” In September 2011, R.J. Reynolds filed a motion asking the Fourth District Court of Appeal to certify the case to the Florida Supreme Court for review. The motion was denied in October 2011.
In the Rey case, a state court Engle progeny case, the trial court entered final summary judgment on all claims in favor of Vector, Liggett and Lorillard based on what has been referred to in the Engle progeny litigation as the "Liggett Rule."  The Liggett Rule stands for the proposition that a manufacturer cannot have liability to a smoker under any asserted claim if the smoker did not use a product manufactured by that particular defendant.  The Liggett Rule is based on the entry of final judgment in favor of Liggett/Brooke Group in Engle on all of the claims asserted against them by class representatives Mary Farnan and Angie Della Vecchia, even though the Florida Supreme Court upheld, as res judicata, the generic finding that Liggett/Brooke Group engaged in a conspiracy to commit fraud by concealment. In September 2011, the Third District Court of Appeal affirmed in part and reversed in part holding that the defendants were entitled to summary judgment on all claims asserted against them other than the claim for civil conspiracy.  Defendants' motions for rehearing were denied with regard to the Liggett Rule issues.  Defendants sought further review by the Florida Supreme Court and on August 20, 2012, the petition for review was denied. In March 2012, the Fifth District Court of Appeal, in other progeny cases, followed the Third District Court of Appeal and reversed summary judgment on the conspiracy claims. Defendants have sought review by the Florida Supreme Court of these decisions.
In March 2012, in Douglas, the Second District Court of Appeal issued a decision affirming the judgment of the trial court in favor of the plaintiff and upholding the use of the Engle jury findings but certified to the Florida Supreme Court the question of whether granting res judicata effect to the Engle jury findings violates defendants' federal due process rights. In April 2012, the defendants in Douglas filed a Notice to Invoke Discretionary Jurisdiction of the Florida Supreme Court, which was accepted. Oral argument occurred on September 6, 2012. A decision is pending.
Liggett Only Cases.  There are currently eight cases pending where Liggett is the only remaining tobacco company defendant. These cases consist of four Individual Actions and four Engle progeny cases. Cases where Liggett is the only defendant could increase substantially as a result of the Engle progeny cases.

In February 2009, in Ferlanti v. Liggett Group, a Florida state court jury awarded compensatory damages to plaintiff and an $816 judgment was entered by the court. That judgment was affirmed on appeal and was satisfied by Liggett. In September 2010, the court awarded plaintiff legal fees of $996. Plaintiff appealed the amount of the attorneys' fee award and in December 2012, the award was affirmed by the appellate court. Liggett paid legal fees and accrued interest of $1,231 in January 2013. Liggett previously accrued $2,000 for the Ferlanti case. In Dick v. R.J. Reynolds, an Engle progeny case, trial is scheduled for May 5, 2013. There are currently three other Engle progeny cases where Liggett is the only defendant. These cases do not currently have trial dates. There has been no recent activity in Hausrath v. Philip Morris, an Individual Action pending in New York state court. The other three Individual Actions are pending in Florida and are inactive.

Class Actions

As of December 31, 2012, there were four actions pending for which either a class had been certified or plaintiffs were seeking class certification, where Liggett is a named defendant, including one alleged price fixing case. Other cigarette manufacturers are also named in these actions.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2012, 2011 and 2010
(in thousands of dollars)

Plaintiffs' allegations of liability in class action cases are based on various theories of recovery, including negligence, gross negligence, strict liability, fraud, misrepresentation, design defect, failure to warn, nuisance, breach of express and implied warranties, breach of special duty, conspiracy, concert of action, violation of deceptive trade practice laws and consumer protection statutes and claims under the federal and state anti-racketeering statutes. Plaintiffs in the class actions seek various forms of relief, including compensatory and punitive damages, treble/multiple damages and other statutory damages and penalties, creation of medical monitoring and smoking cessation funds, disgorgement of profits, and injunctive and equitable relief.

Defenses raised in these cases include, among others, lack of proximate cause, individual issues predominate, assumption of the risk, comparative fault and/or contributory negligence, statute of limitations and federal preemption.

In Smith v. Philip Morris, a Kansas state court case filed in February 2000, plaintiffs allege that cigarette manufacturers conspired to fix cigarette prices in violation of antitrust laws. Plaintiffs seek to recover an unspecified amount in actual and punitive damages. Class certification was granted in November 2001. In January 2012, the trial court heard oral argument on defendants' motions for summary judgment and in March 2012, the court granted the motions and dismissed plaintiffs' claims with prejudice. In July 2012, plaintiffs noticed an appeal. The appeal is pending.
In November 1997, in Young v. American Tobacco Co., a purported personal injury class action was commenced on behalf of plaintiff and all similarly situated residents in Louisiana who, though not themselves cigarette smokers, are alleged to have been exposed to secondhand smoke from cigarettes which were manufactured by the defendants, and who suffered injury as a result of that exposure. The plaintiffs seek to recover an unspecified amount of compensatory and punitive damages. In October 2004, the trial court stayed this case pending the outcome of an appeal in another matter, which has been concluded. There has been no further activity in this case.

In February 1998, in Parsons v. AC & S Inc., a case pending in West Virginia, a class was commenced on behalf of all West Virginia residents who allegedly have personal injury claims arising from exposure to cigarette smoke and asbestos fibers. The complaint seeks to recover $1,000 in compensatory and punitive damages individually and unspecified compensatory and punitive damages for the class. The case is stayed as a result of the December 2000 bankruptcy of three of the defendants.

Although not technically a class action, in In Re: Tobacco Litigation (Personal Injury Cases), a West Virginia state court consolidated approximately 750 individual smoker actions that were pending prior to 2001 for trial of certain common issues. In January 2002, the court severed Liggett from the trial of the consolidated action, which commenced in June 2010 and ended in a mistrial. The rescheduled trial commenced in October 2011 and it, too, ended in a mistrial. A new trial is scheduled for April 15, 2013. If the case were to proceed against Liggett, it is estimated that Liggett could be a defendant in approximately 100 of the individual cases.

Class action suits have been filed in a number of states against cigarette manufacturers, alleging, among other things, that use of the terms “lights” and “ultra lights” constitutes unfair and deceptive trade practices. In December 2008, the United States Supreme Court, in Altria Group v. Good, ruled that the Federal Cigarette Labeling and Advertising Act did not preempt the state law claims asserted by the plaintiffs and that they could proceed with their claims under the Maine Unfair Trade Practices Act. The Good decision has resulted in the filing of additional “lights” class action cases in other states against other cigarette manufacturers. Although Liggett was not a defendant in the Good case, and is not currently a defendant in any other “lights” class actions, an adverse ruling or commencement of additional “lights” related class actions could have a material adverse effect on the Company.

In addition to the cases described above, numerous class actions remain certified against other cigarette manufacturers. Adverse decisions in these cases could have a material adverse affect on Liggett’s sales volume, operating income and cash flows.

Health Care Cost Recovery Actions

As of December 31, 2012, there was one Health Care Cost Recovery Action pending against Liggett, Crow Creek Sioux Tribe v. American Tobacco Company, a South Dakota case filed in 1997, where the plaintiff seeks to recover damages

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2012, 2011 and 2010
(in thousands of dollars)

based on various theories of recovery as a result of alleged sales of tobacco products to minors. The case is inactive. Other cigarette manufacturers are also named as defendants.

The claims asserted in health care cost recovery actions vary. Although, typically, no specific damage amounts are pled, it is possible that requested damages might be in the billions of dollars. In these cases, plaintiffs typically assert equitable claims that the tobacco industry was “unjustly enriched” by their payment of health care costs allegedly attributable to smoking and seek reimbursement of those costs. Relief sought by some, but not all, plaintiffs include punitive damages, multiple damages and other statutory damages and penalties, injunctions prohibiting alleged marketing and sales to minors, disclosure of research, disgorgement of profits, funding of anti-smoking programs, additional disclosure of nicotine yields, and payment of attorney and expert witness fees.

Other claims asserted include the equitable claim of indemnity, common law claims of negligence, strict liability, breach of express and implied warranty, breach of special duty, fraud, negligent misrepresentation, conspiracy, public nuisance, claims under state and federal statutes governing consumer fraud, antitrust, deceptive trade practices and false advertising, and claims under RICO.
Department of Justice Lawsuit. In September 1999, the United States government commenced litigation against Liggett and other cigarette manufacturers in the United States District Court for the District of Columbia. The action sought to recover an unspecified amount of health care costs paid and to be paid by the federal government for lung cancer, heart disease, emphysema and other smoking-related illnesses allegedly caused by the fraudulent and tortious conduct of defendants, to restrain defendants and co-conspirators from engaging in alleged fraud and other allegedly unlawful conduct in the future, and to compel defendants to disgorge the proceeds of their unlawful conduct. Claims were asserted under RICO.

In August 2006, the trial court entered a Final Judgment against each of the cigarette manufacturing defendants, except Liggett. In May 2009, the United States Court of Appeals for the District of Columbia affirmed most of the district court's decision. The United States Supreme Court denied review. As a result, the cigarette manufacturing defendants, other than Liggett, are now subject to the trial court's Final Judgment which ordered the following relief: (i) an injunction against “committing any act of racketeering” relating to the manufacturing, marketing, promotion, health consequences or sale of cigarettes in the United States; (ii) an injunction against participating directly or indirectly in the management or control of the Council for Tobacco Research, the Tobacco Institute, or the Center for Indoor Air Research, or any successor or affiliated entities of each; (iii) an injunction against “making, or causing to be made in any way, any material false, misleading, or deceptive statement or representation or engaging in any public relations or marketing endeavor that is disseminated to the United States' public and that misrepresents or suppresses information concerning cigarettes”; (iv) an injunction against conveying any express or implied health message through use of descriptors on cigarette packaging or in cigarette advertising or promotional material, including “lights,” “ultra lights,” and “low tar,” which the court found could cause consumers to believe one cigarette brand is less hazardous than another brand; (v) the issuance of “corrective statements” in various media regarding the adverse health effects of smoking, the addictiveness of smoking and nicotine, the lack of any significant health benefit from smoking “low tar” or “lights” cigarettes, defendants' manipulation of cigarette design to ensure optimum nicotine delivery and the adverse health effects of exposure to environmental tobacco smoke; (vi) the disclosure of defendants' public document websites and the production of all documents produced to the government or produced in any future court or administrative action concerning smoking and health; (vii) the disclosure of disaggregated marketing data to the government in the same form and on the same schedules as defendants now follow in disclosing such data to the Federal Trade Commission for a period of ten years; (viii) certain restrictions on the sale or transfer by defendants of any cigarette brands, brand names, formulas or cigarette business within the United States; and (ix) payment of the government's costs in bringing the action.

It is unclear what impact, if any, the Final Judgment will have on the cigarette industry as a whole. To the extent that the Final Judgment leads to a decline in industry-wide shipments of cigarettes in the United States or otherwise results in restrictions that adversely affect the industry, Liggett's sales volume, operating income and cash flows could be materially adversely affected.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2012, 2011 and 2010
(in thousands of dollars)

Upcoming Trials

As of December 31, 2012, there were 27 Engle progeny cases scheduled for trial through December 31, 2013. Vector and/or Liggett and other cigarette manufacturers are currently named as defendants in each of these cases, although as a case proceeds, one or more defendants may ultimately be dismissed from an action. In Whitney v. R.J. Reynolds, an Individual Action pending in Florida, trial is scheduled for June 6, 2013. There are additional cases against other cigarette manufacturers that are also scheduled for trial through December 31, 2013. Trial dates are, however, subject to change.

MSA and Other State Settlement Agreements

In March 1996, March 1997 and March 1998, Liggett entered into settlements of smoking-related litigation with 45 states and territories. The settlements released Liggett from all smoking-related claims made by those states and territories, including claims for health care cost reimbursement and claims concerning sales of cigarettes to minors.
In November 1998, Philip Morris, Brown & Williamson, R.J. Reynolds and Lorillard (the “Original Participating Manufacturers” or “OPMs”) and Liggett (together with any other tobacco product manufacturer that becomes a signatory, the “Subsequent Participating Manufacturers” or “SPMs”) (the OPMs and SPMs are hereinafter referred to jointly as the “Participating Manufacturers”) entered into the Master Settlement Agreement (the “MSA”) with 46 states, the District of Columbia, Puerto Rico, Guam, the United States Virgin Islands, American Samoa and the Northern Mariana Islands (collectively, the “Settling States”) to settle the asserted and unasserted health care cost recovery and certain other claims of the Settling States. The MSA received final judicial approval in each Settling State.
As a result of the MSA, the Settling States released Liggett from:

•all claims of the Settling States and their respective political subdivisions and other recipients of state health care funds, relating to: (i) past conduct arising out of the use, sale, distribution, manufacture, development, advertising and marketing of tobacco products; (ii) the health effects of, the exposure to, or research, statements or warnings about, tobacco products; and
•all monetary claims of the Settling States and their respective subdivisions and other recipients of state health care funds relating to future conduct arising out of the use of, or exposure to, tobacco products that have been manufactured in the ordinary course of business.

The MSA restricts tobacco product advertising and marketing within the Settling States and otherwise restricts the activities of Participating Manufacturers. Among other things, the MSA prohibits the targeting of youth in the advertising, promotion or marketing of tobacco products; bans the use of cartoon characters in all tobacco advertising and promotion; limits each Participating Manufacturer to one tobacco brand name sponsorship during any 12-month period; bans all outdoor advertising, with certain limited exceptions; prohibits payments for tobacco product placement in various media; bans gift offers based on the purchase of tobacco products without sufficient proof that the intended recipient is an adult; prohibits Participating Manufacturers from licensing third parties to advertise tobacco brand names in any manner prohibited under the MSA; and prohibits Participating Manufacturers from using as a tobacco product brand name any nationally recognized non-tobacco brand or trade name or the names of sports teams, entertainment groups or individual celebrities.

The MSA also requires Participating Manufacturers to affirm corporate principles to comply with the MSA and to reduce underage use of tobacco products and imposes restrictions on lobbying activities conducted on behalf of Participating Manufacturers. In addition, the MSA provides for the appointment of an independent auditor to calculate and determine the amounts of payments owed pursuant to the MSA.

Under the payment provisions of the MSA, the Participating Manufacturers are required to make annual payments of $9,000,000 (subject to applicable adjustments, offsets and reductions). These annual payments are allocated based on unit volume of domestic cigarette shipments. The payment obligations under the MSA are the several, and not joint, obligation of each Participating Manufacturer and are not the responsibility of any parent or affiliate of a Participating Manufacturer.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2012, 2011 and 2010
(in thousands of dollars)

Liggett has no payment obligations under the MSA except to the extent its market share exceeds a market share exemption of approximately 1.65% of total cigarettes shipped in the United States. Liggett accounted for 3.2%, 3.5%, and 3.2% of the total cigarettes sold in the United States in 2012, 2011 and 2010, respectively. If Liggett’s market share exceeds their respective market share exemption in a given year, then on April 15 of the following year, Liggett must pay on each excess unit an amount equal (on a per-unit basis) to that due from the OPMs for that year. On December 31, 2012, Liggett paid $105,000 of its estimated $136,700 2012 MSA payment obligation.

Certain MSA Disputes

NPM Adjustment.  In March 2006, an economic consulting firm selected pursuant to the MSA determined that the MSA was a “significant factor contributing to” the loss of market share of Participating Manufacturers, to non-participating manufacturers, for 2003. This is known as the “NPM Adjustment.” The economic consulting firm subsequently rendered the same decision with respect to 2004 and 2005. In March 2009, a different economic consulting firm made the same determination for 2006. As a result, the manufacturers are entitled to potential NPM Adjustments to each of their 2003 - 2006 MSA payments. The Participating Manufacturers are also entitled to potential NPM Adjustments to their 2007 - 2012 payments pursuant to agreements entered into between the OPMs and the Settling States under which the OPMs agreed to make certain payments for the benefit of the Settling States, in exchange for which the Settling States stipulated that the MSA was a “significant factor contributing to” the loss of market share of Participating Manufacturers for each of those years. A Settling State that has diligently enforced its qualifying escrow statute in the year in question may be able to avoid application of the NPM Adjustment to the payments made by the manufacturers for the benefit of that Settling State.

For 2003 – 2011, Liggett disputed that they owed the Settling States the NPM Adjustments as calculated by the Independent Auditor. As permitted by the MSA, Liggett withheld payment or paid into a disputed payment account the amounts associated with these NPM Adjustments. For 2003, Liggett paid the NPM adjustment amount of $9,304 to the Settling States although continue to dispute this amount is owed. The total amount withheld (or paid into a disputed payment account) by Liggett for 2004 – 2011 was $58,890. At December 31, 2012, included in “Other assets” on the Company’s consolidated balance sheet was a non-current receivable of $6,513 relating to the $9,304 payment.

The following amounts have not been expensed by the Company as they relate to Liggett's NPM Adjustment claims: $6,513 for 2003, $3,789 for 2004 and $800 for 2005. Liggett have expensed all disputed amounts related to the NPM Adjustment since 2005.

Since April 2006, notwithstanding provisions in the MSA requiring arbitration, litigation was filed in 49 Settling States involving the issue of whether the application of the NPM Adjustment for 2003 was to be determined through litigation or arbitration. These actions related to the potential NPM Adjustment for 2003, which the independent auditor under the MSA previously determined to be as much as $1,200,000 for all Participating Manufacturers. All but one of the 48 courts that have decided the issue ruled that the 2003 NPM Adjustment dispute is arbitrable. One court, the Montana Supreme Court, ruled that Montana’s claim of diligent enforcement must be litigated. The United States Supreme Court denied certiorari with respect to that opinion. In June 2012, Montana and the Participating Manufacturers reached an agreement that the Participating Manufacturers will not contest Montana's diligent enforcement for 2003.

In response to a proposal from the OPMs and many of the SPMs, 45 of the Settling States, representing approximately 90% of the allocable share of the Settling States, entered into an agreement providing for a nationwide arbitration of the dispute with respect to the NPM Adjustment for 2003. Because states representing more than 80% of the allocable share signed the agreement, signing states will receive a 20% reduction of any 2003 NPM adjustment awarded in the arbitration. In June 2010, the three person arbitration panel was selected. In November 2011, the Participating Manufacturers advised the arbitration panel that they were not contesting diligent enforcement of 16 Settling States and territories. Substantive hearings commenced in April 2012 and are ongoing. To date, evidentiary hearings have been held for 15 of the remaining 35 Settling States. There can be no assurance that Liggett will receive any adjustment as a result of these proceedings.

Effective December 17, 2012, the Participating Manufacturers entered into a “term sheet” with 17 states, the District of Columbia, and Puerto Rico setting out terms for settlement of the NPM Adjustment for 2003 through 2012 and addressing the NPM Adjustment mechanism for those states for future years. The term sheet is subject to approval by the panel in

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2012, 2011 and 2010
(in thousands of dollars)

the pending NPM Adjustment arbitration. Non-signatory states have objected to the term sheet and may otherwise attempt to block it from proceeding. No assurance can be given as to finalization of the settlement.

Gross v. Net Calculations.  In October 2004, the independent auditor notified Liggett and all other Participating Manufacturers that their payment obligations under the MSA, dating from the agreement’s execution in late 1998, had been recalculated using “net” units, rather than “gross” units (which had been used since 1999).
Liggett objected to this retroactive change and disputed the change in methodology. Liggett contends that the retroactive change from “gross” to “net” units is impermissible for several reasons, including:

•use of “net” units is not required by the MSA (as reflected by, among other things, the use of “gross” units through 2005);

•such a change is not authorized without the consent of affected parties to the MSA;

•the MSA provides for four-year time limitation periods for revisiting calculations and determinations, which precludes recalculating Liggett’s 1997 Market Share (and thus, Liggett’s market share exemption); and

•Liggett and others have relied upon the calculations based on “gross” units since 1998.

The change in the method of calculation could have resulted in Liggett owing as much as $38,800 of additional MSA payments for prior years, including interest, because the proposed change from “gross” to “net” units would have lowered Liggett’s grandfathered market share exemption under the MSA. The Company estimated that Liggett’s future annual MSA payments would have been at least approximately $2,500 higher if the method of calculation was changed. In August 2011, Liggett received notice from several states seeking to initiate arbitration as to this matter. In December 2012, the parties arbitrated the dispute before a panel of three arbitrators. On February 14, 2013, the arbitrators issued a decision granting the relief sought by Liggett.  The arbitrators ruled that the limitations provisions of the MSA precluded the independent auditor from recalculating Liggett's grandfathered market share exemption or Liggett's payment obligations beyond the last four years.  The arbitrators further ruled that, for purposes of calculating Liggett's payment obligations for the applicable years, Liggett's market share should be calculated on a net basis, increased by a factor of 1.25%.  Liggett is in the process of seeking reconsideration of the part of the arbitrators' decision that would require the 1.25% increase in Liggett's market share. If the arbitrator's ruling is not modified, Liggett would be required to pay approximately $11,300 for the last four years and approximately $2,000 for 2012. We cannot quantify future annual obligations as a result of the ruling. Liggett accrued $5,000 in the accompanying consolidated financial statements for any potential liability relating to the “gross” v. “net” dispute. There can be no assurance that Liggett will be successful in seeking modification of the award or that Liggett will not be required to make additional payments, which could adversely affect the Company’s consolidated financial position, results of operations and cash flows.

Litigation Challenging the MSA.  Litigation challenging the validity of the MSA, including claims that the MSA violates antitrust laws, has not been successful to date, although several cases are pending. Participating Manufacturers are not typically named as defendants in these cases.

Other State Settlements.  The MSA replaced Liggett’s prior settlements with all states and territories except for Florida, Mississippi, Texas and Minnesota. Each of these four states, prior to the effective date of the MSA, negotiated and executed settlement agreements with each of the other major tobacco companies, separate from those settlements reached previously with Liggett. Except as described below, Liggett's agreements with these states remain in full force and effect. These states' settlement agreements with Liggett contained most favored nation provisions which could reduce Liggett's payment obligations based on subsequent settlements or resolutions by those states with certain other tobacco companies. Beginning in 1999, Liggett determined that, based on each of these four states' settlements with United States Tobacco Company, Liggett's payment obligations to those states had been eliminated. With respect to all non-economic obligations under the previous settlements, Liggett believes it is entitled to the most favorable provisions as between the MSA and each state's respective settlement with the other major tobacco companies. Therefore, Liggett's non-economic obligations to all states and territories are now defined by the MSA.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2012, 2011 and 2010
(in thousands of dollars)

In 2003, as a result of a dispute with Minnesota regarding its settlement agreement, Liggett agreed to pay $100 a year, in any year cigarettes manufactured by Liggett are sold in that state. In 2003 and 2004, the Attorneys General for Florida, Mississippi and Texas advised Liggett that they believed that Liggett had failed to make certain required payments under the respective settlement agreements with these states. In December 2010, Liggett settled with Florida and agreed to pay $1,200 and to make further annual payments of $250 for a period of 21 years, starting in March 2011. The payments in years 12 – 21 will be subject to an inflation adjustment. These payments are in lieu of any other payments allegedly due to Florida under the original settlement agreement. The Company accrued approximately $3,200 for this matter in 2010. In February 2012, Mississippi provided Liggett with a 60-day notice that the state intended to pursue its remedies if Liggett did not cure the alleged defaults. Liggett responded to Mississippi's letter but has heard nothing further on the matter. There can be no assurance that Liggett will be able to resolve the matters with Texas and Mississippi or that Liggett will not be required to make additional payments which could adversely affect the Company's consolidated financial position, results of operations and cash flows.

Cautionary Statement.  Management is not able to predict the outcome of the litigation pending or threatened against Liggett or Vector. Litigation is subject to many uncertainties. For example, the jury in the Lukacs case, an Engle progeny case tried in 2002, awarded $24,835 in compensatory damages and found Liggett 50% responsible for the damages. The judgment was affirmed on appeal and Liggett paid $14,361 in June 2010. Through December 31, 2012, Liggett has been found liable in eight other Engle progeny cases. In one of these cases, although plaintiff had minimal history of smoking Liggett products, Liggett was found liable for $1,947 in compensatory damages and $7,600 in punitive damages. Although Liggett has appealed the adverse verdicts, appellate efforts to date have generally not been successful. Liggett has also had judgments entered against it in Individual Actions, which judgments were affirmed on appeal and satisfied by Liggett. It is possible that other cases could be decided unfavorably against Liggett and that Liggett will be unsuccessful on appeal. Liggett may attempt to settle particular cases if it believes it is in its best interest to do so.

Management cannot predict the cash requirements related to any future defense costs, settlements or judgments, including cash required to bond any appeals, and there is a risk that those requirements will not be able to be met. An unfavorable outcome of a pending smoking-related case could encourage the commencement of additional litigation, or could lead to adverse decisions in the Engle progeny cases. Except as discussed in this Note 9, management is unable to estimate the loss or range of loss that could result from an unfavorable outcome of the cases pending against Liggett or the costs of defending such cases and as a result has not provided any amounts in its consolidated financial statements for unfavorable outcomes.

The tobacco industry is subject to a wide range of laws and regulations regarding the marketing, sale, taxation and use of tobacco products imposed by local, state and federal governments. There have been a number of restrictive regulatory actions, adverse legislative and political decisions and other unfavorable developments concerning cigarette smoking and the tobacco industry. These developments may negatively affect the perception of potential triers of fact with respect to the tobacco industry, possibly to the detriment of certain pending litigation, and may prompt the commencement of additional litigation or legislation.

It is possible that the Company’s consolidated financial position, results of operations and cash flows could be materially adversely affected by an unfavorable outcome in any of the smoking-related litigation.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2012, 2011 and 2010
(in thousands of dollars)

The activity in Liggett's accruals for tobacco litigation for the three years ended December 31, 2012 were as follows:

	Current Liabilities			Non-current Liabilities
	Payments due under Master Settlement Agreement	Previously Settled States & Litigation Accruals	Total	Payments due under Master Settlement Agreement	Previously Settled States & Litigation Accruals	Total

Balance at January 1, 2010	$16,080	$—	$16,080	$19,324	$—	$19,324
Expenses	129,392	19,882	149,274	—	—	—
Change in MSA obligations capitalized as inventory	2,717	—	2,717	—	—	—
Payments	(100,099)	(15,699)	(115,798)	—	—	—
Reclassification to non-current liabilities	(6,825)	—	(6,825)	6,825	—	6,825
Balance at December 31, 2010	41,265	4,183	45,448	26,149	—	26,149
Expenses	152,762	885	153,647	—	—	—
Change in MSA obligations capitalized as inventory	(2,053)	—	(2,053)	—	—	—
Payments	(125,111)	(1,919)	(127,030)	—	—	—
Reclassification to non-current liabilities	(16,740)	(1,600)	(18,340)	16,740	1,600	18,340
Interest on withholding	—	—	—	1,073	—	1,073
Balance at December 31, 2011	50,123	1,549	51,672	43,962	1,600	45,562
Expenses	136,455	1,726	138,181	—	—	—
Change in MSA obligations capitalized as inventory	(13)	—	(13)	—	—	—
Payments	(154,216)	(2,170)	(156,386)	—	—	—
Reclassification (to) from non-current liabilities	(672)	224	(448)	672	(224)	448
Interest on withholding	—	141	141	2,203	485	2,688
Balance at December 31, 2012	$31,677	$1,470	$33,147	$46,837	$1,861	$48,698
Other Matters:
Liggett’s management is unaware of any material environmental conditions affecting their existing facilities. Liggett’s management believes that current operations are conducted in material compliance with all environmental laws and regulations and other laws and regulations governing cigarette manufacturers. Compliance with federal, state and local provisions regulating the discharge of materials into the environment, or otherwise relating to the protection of the environment, has not had a material effect on the capital expenditures, results of operations or competitive position of Liggett.
In February 2004, Liggett Vector Brands entered into a five year agreement with a subsidiary of the American Wholesale Marketers Association to support a program to permit certain tobacco distributors to secure, on reasonable terms, tax stamp bonds required by state and local governments for the distribution of cigarettes. This agreement has been extended through February 2016. Under the agreement, Liggett Vector Brands has agreed to pay a portion of losses incurred by the surety under the bond program, with a maximum loss exposure of $500 for Liggett Vector Brands. To secure its potential obligations under the agreement, Liggett Vector Brands has delivered to the subsidiary of the association a $100 letter of credit and agreed to fund up to an additional $400. The Company believes the fair value of Liggett Vector Brands’ obligation under the agreement was immaterial at December 31, 2012.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2012, 2011 and 2010
(in thousands of dollars)

There may be several other proceedings, lawsuits and claims pending against Liggett unrelated to tobacco or tobacco product liability. Management is of the opinion that the liabilities, if any, ultimately resulting from such other proceedings, lawsuits and claims should not materially affect the Company’s financial position, results of operations or cash flows.

10.	Related Party Transactions

Liggett is a party to an agreement with Vector dated February 26, 1991, as amended November 30, 2011, to provide various management and administrative services to Liggett in consideration for an annual management fee of $900 paid in monthly installments and annual overhead reimbursements of $864 paid in monthly installments. The charges for services under this agreement amounted to $1,764 in 2012, 2011 and 2010.

In addition, Liggett has entered into an annually renewable Corporate Services Agreement with VGR wherein VGR agreed to provide corporate services to Liggett at an annual fee paid in monthly installments. Corporate services provided by VGR under this agreement include the provision of administrative services related to Liggett’s participation in its parent company’s multi-employer benefit plan, external publication of financial results, preparation of consolidated financial statements and tax returns and such other administrative and managerial services as may be reasonably requested by Liggett. The charges for services rendered under the agreement amounted to $6,899 in 2012, $6,570 in 2011 and $6,256 in 2010.

On January 1, 2004 Liggett entered into a manufacturing agreement with Vector Tobacco whereby Liggett agreed to provide handling, storage, manufacturing, preparation, record-keeping, remittance of federal excise tax payments, processing of returns and other services relating to the manufacture of Vector Tobacco brands. The agreement expired December 31, 2005, but was automatically renewed for a successive one-year terms through December 31, 2010. On January 1, 2011, Liggett entered into a new manufacturing agreement with Vector Tobacco that will terminate on December 31, 2015, with subsequent automatic renewal for successive one year terms unless terminated by either party. Pricing is set forth in the agreements based on previously determined standard costs and invoices that were sent to Vector Tobacco monthly under the old agreement, and are now sent weekly under the new agreement. In 2012, 2011 and 2010, Liggett manufactured approximately 0.8, 0.9 and 1.1 billion units of Vector Tobacco brands respectively, and realized $52,255, $55,911 and $66,933, respectively, in net receipts from these sales and $997, $1,015 and $1,171, respectively, in profit from the agreement. Liggett recognized an additional $43 and $31 in receipts and profits for additional manufacturing services provided to Vector Tobacco in 2012 and 2011, respectively.

Liggett is party to a tax sharing agreement with Vector and certain other entities pursuant to which Liggett will pay taxes on an estimated basis to Vector as if it were filing a separate company tax return, except that the agreement effectively limits the ability of Liggett to carry back losses for refunds. Liggett is entitled to recoup overpayments in a given year out of future payments due under the agreement and is required to fund underpayments. Liggett paid $47,800, $71,650 and $0 to Vector under this tax sharing agreement in 2012, 2011 and 2010, respectively. At December 31, 2012, and 2011, Liggett had a receivable balance related to tax payments to VGR, of $0 and $4,905, respectively.

As of December 31, 2012 and 2011, Liggett has a net receivable from Vector Tobacco totaling $2,288 and $1,357, respectively. This overall net receivable position is related primarily to the manufacturing agreement between Liggett and Vector Tobacco in 2012.

The remaining related party net receivable balances of $779 and $1,054 at December 31, 2012 and 2011, respectively, relate primarily to transactions with Liggett’s affiliate, Liggett Vector Brands.

Liggett Vector Brands coordinates and executes the sales, marketing and manufacturing efforts along with certain support functions for all of Vector’s tobacco operations. In conjunction with the duties performed at Liggett Vector Brands, a portion of sales, marketing, manufacturing, distribution, and administrative expenses have been allocated to Liggett. During 2012, 2011 and 2010, Liggett expensed $73,591, $69,917 and $61,840, respectively, for services provided by Liggett Vector Brands. The expenses have been classified as selling, general and administrative ($47,165, $43,147 and $35,431 for the years ended December 31, 2012, 2011 and 2010, respectively) and cost of goods sold ($26,426, $26,770 and $26,409 for the years ended December 31, 2012, 2011 and 2010, respectively).

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2012, 2011 and 2010
(in thousands of dollars)

11.	Restructuring

During 2004, Liggett Vector Brands adopted a restructuring plan in its continuing effort to adjust the cost structure of the business and improve operating efficiency. The remaining pre-tax restructuring liability of $49 as of December 31, 2012, relates to the subletting of its New York office.

12.	Stock Compensation

The Company’s parent, Vector, offers stock option plans. Information concerning Vector's common stock has been adjusted to give effect to the 5% stock dividends paid to Vector stockholders on September 29, 2012, 2011 and 2010, respectively.

There were no option grants under Vector’s stock compensation plans during 2012 or 2011. After adjusting for stock dividends, non-qualified options for 115,763 shares of Vector’s common stock were issued during 2010 to employees. The exercise price of the options granted was $14.18 in 2010. The exercise prices of the options granted in 2010 were at the fair market value on the dates of the grants. Awards of options to employees under the Vector’s stock compensation plans generally vest over periods ranging from four to five years and have a term of ten years from the date of grant.

As of December 31, 2012, there were approximately 3,703,283 shares available for issuance under Vector’s Amended and Restated 1999 Long-Term Incentive Plan (the “1999 Plan”). All employees of Vector and its subsidiaries are eligible to receive grants under such plans. Although Liggett has no employees it received an allocation of non-cash stock compensation from Liggett Vector Brands of $22, $22 and $31 for the years ended December 31, 2012, 2011, and 2010, respectively. These amounts are expense allocations only and do not represent a rollforward of option balances. These amounts have been recorded in selling, general and administrative cost in the Company’s consolidated statement of operations. As of December 31, 2012, Liggett Vector Brands had employees with options for 478,220 shares of Vector’s common stock.

The fair value of option grants is estimated at the date of grant using the Black-Scholes option pricing model. The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including expected stock price characteristics which are significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, the existing models do not necessarily provide a reliable single measure of the fair value of stock-based compensation awards.

The assumptions used under the Black-Scholes option pricing model in computing fair value of options are based on the expected option life considering both the contractual term of the option and expected employee exercise behavior, the interest rate associated with U.S. Treasury issues with a remaining term equal to the expected option life and the expected volatility of the Company’s common stock over the expected term of the option. The assumptions used for grants in the year ended December 31, 2010 were as follows:

Risk-free interest rate	2.59%
Expected volatility	24.43%
Dividend yield	9.75%
Expected holding period	4.74 years
Weighted average grant date fair value	$1.03

In November 2005, the President of Liggett and Liggett Vector Brands was awarded a restricted stock grant of 70,354 shares of Vector’s common stock pursuant to the 1999 Plan. Pursuant to his restricted share agreement, one-fourth of the shares vested on November 1, 2006, with an additional one-fourth vesting on each of the three succeeding one-year anniversaries of the first vesting date through November 1, 2009. Liggett Vector Brands recorded deferred compensation of $1,018 representing the fair market value of the restricted shares on the date of grant. Liggett recorded an expense of $196 in 2010 associated with the grant.

Liggett Group LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2012, 2011 and 2010
(in thousands of dollars)

These amounts have been recorded in operating, selling, administrative, and general expense in the Company’s consolidated statement of operations.

Liggett Group LLC and Subsidiaries
Schedule II — Valuation and Qualifying Accounts
(dollars in thousands)

	Balance at Beginning of Period	Additions Charged to Costs and Expenses	Deductions	Balance at End of Period
Description
Year ended December 31, 2012
Allowance for:
Doubtful accounts	$304	$10	$—	$314
Cash discounts	561	24,561	24,870	252
Sales returns	4,000	3,151	3,151	4,000
Total	$4,865	$27,722	$28,021	$4,566
Year ended December 31, 2011
Allowance for:
Doubtful accounts	$194	$115	$5	$304
Cash discounts	36	25,484	24,959	561
Sales returns	3,850	2,441	2,291	4,000
Total	$4,080	$28,040	$27,255	$4,865
Year ended December 31, 2010
Allowance for:
Doubtful accounts	$150	$78	$34	$194
Cash discounts	186	23,361	23,511	36
Sales returns	3,330	2,873	2,353	3,850
Total	$3,666	$26,312	$25,898	$4,080